EXECUTION ORIGINAL

           REVOLVING CREDIT, TERM LOAN

AND

SECURITY AGREEMENT

     SOVEREIGN BUSINESS CAPITAL,
        a division of Sovereign Bank, a federal savings bank
(AS LENDER AND AS AGENT)

WITH

BLONDER TONGUE LABORATORIES, INC.
(BORROWER)

August 6, 2008

	4.6.	Defense of Agent’s and Lenders’ Interests	37
	4.7.	Books and Records	37
	4.8.	Financial Disclosure	38
	4.9.	Compliance with Laws	38
	4.10.	Inspection of Premises	38
	4.11.	Insurance	38
	4.12.	Failure to Pay Insurance	40
	4.13.	Payment of Taxes	40
	4.14.	Payment of Leasehold Obligations	40
	4.15.	Receivables	40
	4.16.	Inventory	43
	4.17.	Maintenance of Equipment	43
	4.18.	Exculpation of Liability	43
	4.19.	Environmental Matters	43
	4.20.	Financing Statements	45

V.	REPRESENTATIONS AND WARRANTIES		45
	5.1.	Authority	45
	5.2.	Formation and Qualification	46
	5.3.	Survival of Representations and Warranties	46
	5.4.	Tax Returns	46
	5.5.	Financial Statements	46
	5.6.	Corporate Name	47
	5.7.	O.S.H.A. and Environmental Compliance	47
	5.8.	Solvency; No Litigation, Violation, Indebtedness or Default	47
	5.9.	Patents, Trademarks, Copyrights and Licenses	49
	5.10.	Licenses and Permits	49
	5.11.	Default of Indebtedness	49
	5.12.	No Default	49
	5.13.	No Burdensome Restrictions	49
	5.14.	No Labor Disputes	50
	5.15.	Margin Regulations	50
	5.16.	Investment Company Act	50
	5.17.	Disclosure	50
	5.18.	Swaps	50
	5.19.	Conflicting Agreements	50
	5.20.	Application of Certain Laws and Regulations	50
	5.21.	Business and Property of Borrower	50
	5.22.	Section 20 Subsidiaries	51
	5.23.	Anti-Terrorism Laws	51
	5.24.	Trading with the Enemy	51
	5.25.	Federal Securities Laws	52

VI.	AFFIRMATIVE COVENANTS		52
	6.1.	Payment of Fees	52
	6.2.	Conduct of Business and Maintenance of Existence and Assets	52
	6.3.	Violations	52
	6.4.	Government Receivables	52
	6.5.	Financial Covenants	52
	6.6.	Execution of Supplemental Instruments	53
	6.7.	Payment of Indebtedness	53
	6.8.	Standards of Financial Statements	53

		ii

	6.9.	Federal Securities Laws	53

VII.	NEGATIVE COVENANTS		53
	7.1.	Merger, Consolidation, Acquisition and Sale of Assets	54
	7.2.	Creation of Liens	54
	7.3.	Guarantees	54
	7.4.	Investments	54
	7.5.	Loans	54
	7.6.	Dividends	55
	7.7.	Indebtedness	55
	7.8.	Nature of Business	55
	7.9.	Transactions with Affiliates	55
	7.10.	Leases	55
	7.11.	Subsidiaries	55
	7.12.	Fiscal Year and Accounting Changes	56
	7.13.	Pledge of Credit	56
	7.14.	Amendment of Articles of Incorporation, By-Laws	56
	7.15.	Compliance with ERISA	56
	7.16.	Prepayment of Indebtedness	57
	7.17.	Anti-Terrorism Laws	57
	7.18.	Trading with the Enemy Act	57
	7.19.	Inactive Subsidiaries.	57

VIII.	CONDITIONS PRECEDENT		57
	8.1.	Conditions to Initial Advances	57
	8.2.	Conditions to Each Advance	61

IX.	INFORMATION AS TO BORROWERS		62
	9.1.	Disclosure of Material Matters	62
	9.2.	Schedules	62
	9.3.	Environmental Reports	62
	9.4.	Litigation	63
	9.5.	Material Occurrences	63
	9.6.	Government Receivables	63
	9.7.	Annual Financial Statements	63
	9.8.	Quarterly Financial Statements	63
	9.9.	Other Reports	64
	9.10.	Additional Information	64
	9.11.	Projected Operating Budget	64
	9.12.	Variances From Operating Budget	64
	9.13.	Notice of Suits, Adverse Events	64
	9.14.	ERISA Notices and Requests	65
	9.15.	Additional Documents	65

X.	EVENTS OF DEFAULT		65

XI.	LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT		68
	11.1.	Rights and Remedies	68
	11.2.	Agent’s Discretion	69

		iii

	11.3.	Setoff	69
	11.4.	Rights and Remedies not Exclusive	69
	11.5.	Allocation of Payments After Event of Default	70

XII.	WAIVERS AND JUDICIAL PROCEEDINGS		71
	12.1.	Waiver of Notice	71
	12.2.	Delay	71
	12.3.	Jury Waiver	71

XIII.	EFFECTIVE DATE AND TERMINATION		71
	13.1.	Term	71
	13.2.	Termination	72

XIV.	REGARDING AGENT		72
	14.1.	Appointment	72
	14.2.	Nature of Duties	72
	14.3.	Lack of Reliance on Agent and Resignation	73
	14.4.	Certain Rights of Agent	73
	14.5.	Reliance	74
	14.6.	Notice of Default	74
	14.7.	Indemnification	74
	14.8.	Agent in its Individual Capacity	74
	14.9.	Delivery of Documents	74
	14.10.	Borrower’s Undertaking to Agent	75
	14.11.	No Reliance on Agent’s Customer Identification Program	75
	14.12.	Other Agreements	75

XV.	MISCELLANEOUS		75
	15.1.	Governing Law	75
	15.2.	Entire Understanding	76
	15.3.	Successors and Assigns; Participations; New Lenders	78
	15.4.	Application of Payments	80
	15.5.	Indemnity	80
	15.6.	Notice	80
	15.7.	Survival	82
	15.8.	Severability	82
	15.9.	Expenses	82
	15.10.	Injunctive Relief	82
	15.11.	Consequential Damages	82
	15.12.	Captions	82
	15.13.	Counterparts; Facsimile Signatures	82
	15.14.	Construction	83
	15.15.	Confidentiality; Sharing Information	83
	15.16.	Publicity	83
	15.17.	Right To Transfer Collateral	83
	15.18.	Federal Reserve	84
	15.19.	Replacement Documents	84
	15.20.	Certifications From Banks and Participants; US PATRIOT Act	84

		iv

REVOLVING CREDIT, TERM LOAN
AND
SECURITY AGREEMENT

     Revolving Credit, Term Loan and Security Agreement dated August 6, 2008 by and among BLONDER TONGUE LABORATORIES, INC., a corporation organized under the laws of the State of Delaware (“Borrower”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and individually a “Lender”) and SOVEREIGN BUSINESS CAPITAL, a division of Sovereign Bank, a federal savings bank (“Sovereign”), as agent for Lenders (Sovereign, in such capacity, the “Agent”).

     IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrower, Lenders and Agent hereby agree as follows:

I. DEFINITIONS

     1.1. Accounting Terms. As used in this Agreement, the Note, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrower for the fiscal year ended December 31, 2007.

     1.2. General Terms. For purposes of this Agreement the following terms shall have the following meanings:

     “Accountants” shall have the meaning set forth in Section 9.7 hereof.

     “Advances” shall mean and include the Revolving Advances , Letters of Credit and the Term Loan.

     “Advance Rates” shall have the meaning set forth in Section 2.1(a) hereof.

     “Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 25% or more of the Equity Interests having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

     “Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

    “Assignee” shall have the meaning set forth in Section 15.3 hereof.

     “Assignment of Rents, Leases and Profits” shall mean that certain Assignment of Rents, Leases and Profits executed by Borrower in favor of the Agent for the benefit of the Lenders dated the date hereof with regard to the Mortgaged Premises, together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

     “Authority” shall have the meaning set forth in Section 4.19(d) .

     “Balance Sheet Leverage Ratio” shall mean (i) the aggregate amount of Indebtedness of the Borrower (including, but not limited to, the aggregate amount of outstanding Letters of Credit), minus, any and all Indebtedness of the Borrower subordinate to the Obligations, if any, divided by (ii) the Borrower’s Tangible Capital Funds, all calculated on a consolidated basis.

     “Blocked Accounts” shall have the meaning set forth in Section 4.15(h) .

     “Blonder Tongue Far East” shall mean Blonder Tongue Far East, LLC, a Delaware limited liability company.

     “Borrower” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

     “Borrowing Base Certificate” shall mean a certificate duly executed by an officer of Borrower appropriately completed and in substantially the form of Exhibit A hereto.

     “Borrower’s Account” shall have the meaning set forth in Section 2.8.

     “Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Iselin, New Jersey and, if the applicable Business Day relates to any LIBOR Loans and/or Eurodollar Rate Loan, such day must also be a day on which dealings are carried on in the London interbank market.

     “Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations, which, in accordance with GAAP, would be classified as capital expenditures.

     “Capitalized Lease Obligation” shall mean any Indebtedness of Borrower represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

     “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

     “Change of Control” shall mean (i) any event or circumstance pursuant to which any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the Permitted Holders becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty-five percent (35%) of the total voting power of the voting stock of Borrower (for the purposes of this clause, such person or group shall be deemed to beneficially own any voting stock of Borrower held by a parent entity, if such persons or group “beneficially owns” (as defined above), directly or indirectly, more than thirty five percent (35%) of the voting power of the voting stock of such parent entity); or (ii) the first (1st) day on which a majority of the members of the Board of Directors of Borrower are not Continuing Directors; (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Borrower and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or (iv) the adoption by the stockholders of Borrower of a plan or proposal for the liquidation or dissolution of Borrower.

     “Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, Borrower or any of its Affiliates.

     “Closing Date” shall mean August 6, 2008 or such other date as may be agreed to by the parties hereto.

     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Collateral” shall mean and include:

      (b) all Equipment;

      (c) all General Intangibles;

      (d) all Inventory;

      (e) all Investment Property;

       (f) all Real Property;

      (g) all Subsidiary Stock;

    (h) the Leasehold Interests;

     (i) all of each Borrower’s right, title and interest in and to (i) its respective goods and other property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of Borrower’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to any Borrower from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing this Agreement; (v) all of Borrower’s contract rights, rights of payment which have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit, and money; (vi) all commercial tort claims (whether now existing or hereafter arising); (vii) if and when obtained by Borrower, all real and personal property of third parties in which such Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables; and (viii) any other goods, personal property or real property now owned or hereafter acquired in which any Borrower has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and Borrower;

     (j) all of Borrower’s ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by Borrower or in which it has an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f), (g), (h) or (i) of this Paragraph; and

     (k) all proceeds and products of (a), (b), (c), (d), (e), (f), (g), (h), (i) and (j) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

     “Commitment Percentage” of any Lender shall mean the percentage set forth below such Lender’s name on the signature page hereof as same may be adjusted upon any assignment by a Lender pursuant to Section 15.3(b) hereof.

     “Commitment Transfer Supplement” shall mean a document in the form of Exhibit 15.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Assignee purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

     “Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties, domestic or foreign, necessary to carry on Borrower’s business, including, without limitation, any Consents required under all applicable federal, state or other applicable law.

     “Continuing Directors” means as of any date of determination any member of the Board of Directors of Borrower who: (i) was a member of such Board of Directors on the date hereof; or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

     “Contract Rate” shall mean, as applicable, the Revolving Interest Rate or the Term Loan Rate.

     “Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code.

     “Consigned Inventory” shall mean Inventory of Borrower that is in the possession of another Person on a consignment, sale or return, or other basis that does not constitute a final sale and acceptance of such Inventory.

     “Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with Borrower, pursuant to which Borrower is to deliver any personal property or perform any services.

     “Default” shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

     “Default Rate” shall have the meaning set forth in Section 3.1 hereof.

     “Defaulting Lender” shall have the meaning set forth in Section 2.13(a) hereof.

     “Depository Accounts” shall have the meaning set forth in Section 4.15(h) hereof.

     “Documents” shall have the meaning set forth in Section 8.1(c) hereof.

     “Dollar” and the sign “$” shall mean lawful money of the United States of America.

     “Domestic Rate Loan” shall mean any Advance that bears interest based upon the Index.

     “Early Termination Date” shall have the meaning set forth in Section 13.1 hereof.

     “Earnings Before Interest and Taxes” shall mean for any period the sum of (i) Net Income (or loss) of Borrower and its Subsidiaries on a consolidated basis for such period (excluding extraordinary gains), plus (ii) all interest expense of Borrower and its Subsidiaries on a consolidated basis for such period, plus (iii)all charges against income of Borrower and its Subsidiaries on a consolidated basis for such period for federal, state and local taxes.

     “EBITDA” shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period plus (ii) depreciation expenses of Borrower and its Subsidiaries on a consolidated basis for such period, plus (iii) amortization expenses of Borrower and its Subsidiaries on a consolidated basis for such period, plus (iv) non-cash stock compensation expense of the Borrower and its Subsidiaries on a consolidated basis for such period.

     “Eligible Inventory” shall mean and include Inventory, specifically excluding work in process and raw materials, valued at the lower of cost or market value, determined on a first-in-first-out basis, which is not, in Agent’s reasonable opinion, obsolete, damaged, defective, slow moving or unmerchantable and which Agent, in its Permitted Discretion, shall not deem ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate including, without limitation, whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and whether the Inventory conforms to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof. In addition, Inventory shall not be Eligible Inventory if it (i) is packaging materials and/or supplies, (ii) is in transit, (iii) is located outside the continental United States or at a location that is not otherwise in compliance with this Agreement, (iv) constitutes Consigned Inventory, (v) is the subject of an Intellectual Property Claim; (vi) is subject to a license agreement or other agreement that limits, conditions or restricts Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a licensor/agent agreement with the licensor under such license agreement; or (vii) or is situated at a location not owned by Borrower unless the owner or occupier of such location has executed in favor of Agent a Lien Waiver Agreement. Notwithstanding anything to the contrary herein, Eligible Inventory shall include all Inventory in-transit for which title has passed to Borrower, which is insured to the full value thereof and for which Agent shall have in its possession (a) all negotiable bills of lading properly endorsed and (b) all non-negotiable bills of lading issued in Agent’s name.

     “Eligible Receivables” shall mean and include with respect to Borrower, each Receivable of Borrower arising in the ordinary course of Borrower’s business and which Agent, in its Permitted Discretion, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Receivable shall be an Eligible Receivable if:

     (a) it arises out of a sale made by Borrower to an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower; provided, however, that sales to Buffalo City Center Leasing LLC that would otherwise constitute Eligible Receivables shall not be deemed ineligible by virtue of this clause (a);

     (b) it is due or unpaid more than one hundred twenty (120) days after the original invoice date;

     (c) fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder. Such percentage may, in Agent’s Permitted Discretion, be increased or decreased from time to time;

     (d) any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

     (e) the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition which is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

     (f) the sale is to a Customer outside the continental United States of America and/or Canada, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its good faith discretion;

     (g) the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

     (h) Agent believes, in its Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;

     (i) the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;

     (j) the goods giving rise to such Receivable have not been shipped to the Customer or the services giving rise to such Receivable have not been performed by Borrower or the Receivable otherwise does not represent a final sale;

     (k) the aggregate amount of Receivables payable by (i) any Customer other than Toner exceeds twenty percent (20%) of the aggregate amount of all Receivables and/or (ii) Toner exceeds thirty-five percent (35%) of the aggregate amount of all Receivables, to the extent such Receivable exceeds such limit;

     (l) (i) the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim unless the Borrower has received a letter from the Customer in form and substance satisfactory to Agent in it is Permitted Discretion indicating that such Customer will not exercise or assert such offset, declaration, defense or counterclaim against such Receivable and the Customer does not exercise or assert such, (ii) the Customer is also a creditor or supplier of

Borrower (but only to the extent of Borrower’s obligations to such Customer from time to time) or (iii) the Receivable is contingent in any respect or for any reason;

     (m) Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

     (n) any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed;

     (o) such Receivable is not payable to Borrower;

     (p) fifty percent (50%) or more of the Receivables from such Customer are unpaid past the original due date, to the extent such Receivable exceeds such limit; or

     (q) such Receivable is not otherwise satisfactory to Agent as determined in good faith by Agent in the exercise of its Permitted Discretion in a reasonable manner.

     “Environmental Complaint” shall have the meaning set forth in Section 4.19(d) hereof.

     “Environmental Indemnity Agreement” shall mean that certain Environmental Indemnity Agreement executed by the Borrower and Guarantor in favor of the Agent for the benefit of the Lenders dated the date hereof with regard to the Mortgaged Premises, together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

     “Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto.

     “Equipment” shall mean and include all of Borrower’s goods (other than Inventory) whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

     “Equity Interests” of any Person shall mean any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

     “Event of Default” shall have the meaning set forth in Article X hereof.

     “Exchange Act” shall have the mean the Securities Exchange Act of 1934, as amended.

     “Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

     “Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transactions received by Sovereign from three Federal funds brokers of recognized standing selected by Sovereign.

     “Fiscal Year-to-Date Basis” shall mean a method to be used to calculate certain covenants pursuant to which the calculation of such covenants is based on the period commencing on January 1st of each applicable fiscal year through and including the testing date of such covenants, as such testing date may change from time to time.

     “Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (A) the sum of (i) EBITDA, minus (ii) the aggregate amount of unfinanced Capital Expenditures made by the Borrower and its Subsidiaries on a consolidated basis for such period, minus (iii) the aggregate amount of taxes paid in cash by the Borrower and its Subsidiaries on a consolidated basis for such period , minus (iv) the aggregate amount of distributions and/or dividends paid in cash by the Borrower and its Subsidiaries on a consolidated basis for such period divided by (B) the sum of (i) the aggregate amount of interest paid in cash by the Borrower and its Subsidiaries on a consolidated basis for such period and (ii) the aggregate amount of principal payments of Indebtedness made by the Borrower and its Subsidiaries on a consolidated basis for such period specifically including any and all principal payments made with regard to the Term Loan, all Capitalized Lease Obligations, all loans to stockholders of the Borrower and all Indebtedness of the Borrower subordinated to the Obligations, if any, but specifically excluding any and all principal payments made with regard to the Revolving Advances including the prepayment thereof (specifically excluding the prepayment of indebtedness owed to National City Business Credit and National City Bank as of the Closing Date) provided that any such prepayments are made in the form of a refinance of such Indebtedness in form and substance acceptable to the Lender.

     “Formula Amount” shall have the meaning set forth in Section 2.1(a) .

     “Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of

Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations and, without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons.

     “GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

     “General Intangibles” shall mean and include all of Borrower’s general intangibles, whether now owned or hereafter acquired including, without limitation, all payment intangibles, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, trademark applications, service marks, trade secrets, goodwill, copyrights, design rights, software, computer information, source codes, codes, records and dates, registrations, licenses, franchises, customer lists, tax refunds, tax refund claims, computer programs, all claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Receivables by a Customer (other than to the extent covered by Receivables) all rights of indemnification and all other intangible property of every kind and nature (other than Receivables).

     “Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

     “Guarantor” shall mean any Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.

     “Guaranty” shall mean any guaranty of the obligations of Borrower executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders.

     “Hazardous Discharge” shall have the meaning set forth in Section 4.19(d) hereof.

     “Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, Articles 15 and 27 of the New York State Environmental Conservation Law or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

     “Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

     “Hybrid Add-Back” shall mean a one-time add-back in an amount not to exceed $428,000 for charges incurred in connection with the disposal of the Borrower’s wholly-owned subsidiary, Hybrid Networks, LLC and charges related to the loss from discontinued operations for the disposal of certain Subsidiaries during the year ended December 31, 2008.

     “Inactive Subsidiaries” shall mean and include the Subsidiaries of Borrower listed on Schedule 5.2(b) hereto and noted as “Inactive Subsidiaries”.

     “Indebtedness” of a Person at a particular date shall mean all obligations of such Person which in accordance with GAAP would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all contingent liabilities arising under Letters of Credit, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

     “Index” shall mean, from time to time, the rate of interest announced from time to time by Sovereign as its “Prime Rate” or “Prime Lending Rate” subject to change from time to time. This rate of interest is determined from time to time by Sovereign as a means of pricing some loans to its customers and it is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by Sovereign to any particular class or category of customers of Sovereign. It is understood that Sovereign may make loans based on other rates as well.

     “Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.

     “Intellectual Property” shall mean property constituting under any applicable law a patent, patent application, copyright, trademark, service mark, trade name, mask work, trade secret or license or other right to use any of the foregoing.

     “Intellectual Property Claim” shall mean the assertion by any Person of a claim (whether asserted in writing, by action, suit or proceeding or otherwise) that Borrower’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.

     “Interest Period” shall mean the period provided for any LIBOR Loan pursuant to Section 2.2(b) .

     “Inventory” shall mean and include all of Borrower’s now owned or hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work-in-process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all documents of title or other documents representing them.

     “Inventory Sublimit” shall mean the lesser of (i) $2,000,000 and (ii) the amount calculated pursuant to Subsection 2.1(a)(y)(i) herein.

     “Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.

     “Investment Property” shall mean and include all of Borrower’s now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

     “Issuer” means, with respect to any Letter of Credit, the issuer of such Letter of Credit and shall be, with respect to any Letter of Credit hereunder, Sovereign Bank, and each of its successors and assigns (and which may be replaced at the sole discretion of the Agent).

     “Leasehold Interests” shall mean all of Borrower’s right, title and interest in and to the premises set forth on Schedule 4.19 hereof.

     “Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender.

     “Letter of Credit Application” shall have the meaning set forth in Section 2.16(a) hereof.

     “Letter of Credit Fees” shall have the meaning set forth in Section 3.12 hereof.

     “Letter of Credit Sublimit” shall mean $500,000.

     “Letters of Credit” shall have the meaning set forth in Section 2.9.

     “Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

     “Lien Waiver Agreement” shall mean an agreement which is executed in favor of Agent by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive any Lien that such Person may ever have with respect to any of the Collateral and shall authorize Agent from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Inventory.

     “London Interbank Offered Rate” or “LIBOR” shall mean, as applicable to any LIBOR Loan, (i) a rate per annum (rounded upward, if necessary, to the nearest 1/100 of one percent) equal to the composite London Interbank Offered Rate which appears on the British Bankers’ Association as set forth on Dow Jones Markets Service (formerly known as Telerate) page 3750 as of 11:00 a.m. London time on the day that is two (2) Business Days preceding the first day of such LIBOR Loan (or if not reported thereon, then as determined by Agent from another recognized source or interbank quotation). In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of the Agent, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

     “LIBOR Loan” shall mean an Advance at any time that bears interest based on LIBOR.

     “Loans” shall mean the Revolving Loan and the Term Loan.

     “Material Adverse Effect” shall mean a material adverse effect regarding (a) the condition, operations (including the results thereof), assets or business of the applicable Person or Persons, (b) the Borrower’s ability to pay the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Agent’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.

     “Maximum Loan Amount” shall mean $8,000,000 less repayments of the Term Loan.

     “Maximum Revolving Advance Amount” shall mean $4,000,000.

     “Monthly Advances” shall have the meaning set forth in Section 3.1 hereof.

     “Mortgage” shall mean shall mean that certain Mortgage and Security Agreement executed by Borrower in favor of the Agent for the benefit of the Lenders with regard to the Mortgaged Premises dated the date hereof, together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

     “Mortgaged Premises” shall mean the real property located at One Jake Bridge Road, Old Bridge, New Jersey 08857.

     “Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

     “Net Income” shall mean for any period (i) the Borrower’s consolidated net income (loss), after taxes, as defined by GAAP, plus (ii) the amount of any non-cash inventory reserve established by the Borrower as set forth in its financial statements from time to time during such period to the extent that such non-cash inventory reserve reduces the Borrower’s consolidated net income (loss) so long as such amount does not exceed $1,000,000 for any twelve month period, plus (iii) the Hybrid Add-Back, minus (iv) any extraordinary income or gains.

     “Net Worth” shall mean the Borrower’s consolidated net worth as defined by GAAP.

     “Note” shall mean collectively, the Term Note and the Revolving Credit Note.

     “Obligations” ” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by Borrower to Lenders or Agent or to any other direct or indirect subsidiary or affiliate of Agent or any Lender of any kind or nature, present or future (including, without limitation, any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including, without limitation, this Agreement and the Other Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any Swap Agreement or other interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Agent’s or any Lenders non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of Borrower’s Indebtedness and/or liabilities under this Agreement, the Other Documents or under any other agreement between Agent or Lenders and Borrower and any amendments, extensions, renewals or increases and all costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of Borrower to Agent or Lenders to perform acts or refrain from taking any action.

     “Other Documents” shall mean the Mortgage, the Note, the Perfection Certificate, any Guaranty, the Assignment of Rents, Leases and Profits, the Environmental Indemnity Agreement and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement.

     “Out-of-Formula Loans” shall have the meaning set forth in Section 15.2(b) .

     “Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly at least 50% of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

     “Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

     “Payment Office” shall mean initially 101 Wood Avenue South, Sixth Floor, Iselin, New Jersey 08830; thereafter, such other office of Agent, if any, which it may designate by notice to Borrower and to each Lender to be the Payment Office.

     “PBGC” shall mean the Pension Benefit Guaranty Corporation.

     “Permitted Discretion” means a determination made by Agent in the exercise of its reasonable business judgment (from the perspective of a prudent secured asset-based lender), exercised in good faith, based upon its consideration of any factor that (a) could be expected to materially adversely affect the quantity, quality, mix, liquidity or value of any material portion of the Collateral, the enforceability or priority of the Agent’s Liens with respect to any material portion of the Collateral, the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents, or the amount that the Agents and Lenders could receive in liquidation of any material portion of the Collateral; (b) indicates that any collateral report or financial information delivered by Borrower is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any proceeding under debtor relief laws involving Borrower; (d) creates or could reasonably be expected to result in a Default or Event of Default; or (e) could otherwise materially increase the credit risk of lending to Borrower.

     “Permitted Encumbrances” shall mean (a) Liens in favor of Agent for the benefit of Agent and Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by Borrower; provided, that, the Lien shall have no effect on the priority of the Liens in favor of Agent or the value of the assets in which Agent has such a Lien and a stay of enforcement of any such Lien shall be in effect; (c) Liens disclosed in the financial statements referred to in Section 5.5, the existence of which Agent has consented to in writing; (d) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of Borrower’s business; (f) judgment Liens that have been stayed or bonded and mechanics’, workers’, materialmen’s or other like Liens arising in the ordinary course of

Borrower’s business with respect to obligations which are not due or which are being contested in good faith by Borrower; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof, provided that any such lien shall not encumber any other property of Borrower; (h) other Liens incidental to the conduct of Borrower’s business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from Agent’s or Lenders’ rights in and to the Collateral or the value of Borrower’s property or assets or which do not materially impair the use thereof in the operation of Borrower’s business; (i) the filing of Financing Statements or the equivalent thereof in any applicable jurisdiction solely as a precautionary measure in connection with operating leases or consignment of goods; (j) Liens disclosed on Schedule 1.2; and (k) other Liens not of the type set forth in clauses (a) through (j) above, incurred in the ordinary course of business of Borrower so long as neither the aggregate outstanding principal amount of the obligations secured thereby, nor the aggregate fair market value of the assets subject thereto exceeds $100,000.

     “Permitted Holders” shall mean James A. Luksch, Robert J. Pallé, Jr., James H. Williams and the Continuing Directors.

     “Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

     “Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of Borrower or any member of the Controlled Group or any such Plan to which Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.

     “RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.

     “Real Property” shall mean all of Borrower’s right, title and interest in and to the owned and leased premises identified on Schedule 4.19 hereto.

     “Receivables” shall mean and include, as to Borrower, all of Borrower’s accounts, contract rights, instruments (including those evidencing indebtedness owed to Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, drafts and acceptances, credit card receivables and all other forms of obligations owing to Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

     “Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.

     “Releases” shall have the meaning set forth in Section 5.7(c)(i) hereof.

     “Reportable Event” shall mean a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder.

     “Required Lenders” shall mean Lenders holding at least fifty one percent (51%) of the Advances and, if no Advances are outstanding, shall mean Lenders holding fifty one percent (51%) of the Commitment Percentages; provided, however, if there are three or fewer than three (3) Lenders, Required Lenders shall mean Lenders holding at least 66 2/3% of the Advances and if no Advances are outstanding, shall mean Lenders holding 66 2/3% of the Commitment Percentages.

     “Reserve Percentage” shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves), which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.

     “Revolving Advances” shall mean Advances made other than Letters of Credit and the Term Loan.

     “Revolving Credit Note” shall mean the promissory note referred to in Section 2.1(a) hereof.

     “Revolving Interest Rate” shall mean an interest rate per annum equal to (a) the sum of the Index plus one quarter of one percent (0.25%)with respect to Domestic Rate Loans and (b) the sum of the LIBOR plus three percent (3.00%)with respect to LIBOR Loans.

     “Section 20 Subsidiary” shall mean the Subsidiary of the bank holding company controlling Sovereign, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

     “Senior Debt Payments” shall mean and include all cash actually expended by Borrower to make (a) interest payments on any Advances hereunder, plus (b) scheduled principal payments on the Term Loan, plus (c) payments for all fees, commissions and charges set forth herein and with respect to any Advances, plus (d) capitalized lease payments, plus (e) payments with respect to any other Indebtedness for borrowed money.

     “Settlement Date” shall mean the Closing Date and thereafter Wednesday of each week unless such day is not a Business Day in which case it shall be the next succeeding Business Day.

     “Subsidiary” shall mean a corporation or other entity of whose shares of Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

     “Subsidiary Stock” shall mean all of the issued and outstanding Equity Interests of any Subsidiary owned by Borrower (not to exceed 65% of the Equity Interests of any foreign Subsidiary)

     “Swap Agreement” shall mean any swap agreement (as defined in 11 U.S.C. §101) to which the Borrower or any Affiliate of the Borrower and the Agent on behalf of the Lenders (or any other party acceptable to Agent on behalf of the Lenders in its own discretion) or any Affiliate of the Agent on behalf of the Lenders (or any other party acceptable to Agent on behalf of the Lenders in its own discretion) are a party.

     “Tangible Capital Funds” shall mean the sum of (i) Net Worth of the Borrower, minus (ii) the aggregate amount of all assets of Borrower properly classified as intangible assets under GAAP, minus (iii) the aggregate amount of Indebtedness payable to the Borrower from any and all related companies, Affiliates and Subsidiaries, minus (iv) the aggregate amount of Indebtedness payable to the Borrower from its stockholders, officers and employees, minus (v) the aggregate amount of investments made by the Borrower in related companies, Affiliates and subsidiaries, plus (vi) the aggregate amount of Indebtedness of the Borrower subordinate to the Obligations, if any.

     “Term” shall have the meaning set forth in Section 13.1 hereof.

     “Term Loan” shall mean the Advances made pursuant to Section 2.4 hereof.

     “Term Loan Rate” shall mean an interest rate per annum equal to (a) the sum of the Index plus one half of one percent (0.50%) with respect to Domestic Rate Loans, and (b) the sum of LIBOR plus three and one quarter of one (3.25%) percent with respect to LIBOR Loans.

     “Term Note” shall mean the promissory note described in Section 2.4 hereof.

     “Termination Date” shall mean August 6, 2011 or such other date as the Lenders may agree in writing to extend the Termination Date until, without there being any obligation on the part of the Lenders to extend the Termination Date.

     “Termination Event” shall mean (i) a Reportable Event with respect to any Plan or Multiemployer Plan for which the thirty (30) day notice period contemplated by 29 CFR Section 4043.3 has not been waived; (ii) the withdrawal of Borrower or any member of the Controlled Group from a Plan subject to Title IV of ERISA or a Multiemployer Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the complete or partial withdrawal within the meaning of Sections 4203 and 4205 of ERISA, respectively, of Borrower or any member of the Controlled Group from a Multiemployer Plan.

     “Toxic Substance” shall mean and include any material present on the Real Property or the Leasehold Interests which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

     “Trading with the Enemy Act” shall mean the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto.

     “Transactions” shall have the meaning set forth in Section 5.5 hereof.

     “Transferee” shall have the meaning set forth in Section 15.3(b) hereof.

      “UCP” shall have the meaning set forth in Section 2.16(b)hereof.

     “Undrawn Availability” at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Maximum Revolving Advance Amount, minus the aggregate amount of outstanding Letters of Credit, minus (b) the sum of (i) the outstanding amount of Revolving Advances plus (ii) all amounts due and owing to Borrower’s trade creditors which are outstanding beyond normal trade terms , plus (iii) fees and expenses for which Borrower is liable but which have not been paid or charged to Borrower’s Account.

     “USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

     “Week” shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.

     1.3. Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New Jersey from time to time shall have the meaning given therein unless otherwise defined herein. To the extent the definition of any category or type of Collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

     1.4. Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including, without limitation, references to any of the Other Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

II. ADVANCES, PAYMENTS.

     2.1. Revolving Advances. (a) Subject to the terms and conditions set forth in this Agreement including, without limitation, Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances to Borrower in aggregate amounts outstanding at any time equal to such Lender’s Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount or (y) an amount equal to the sum of:

               (i) up to 85%, subject to the provisions of Section 2.1(b) hereof, (“Receivables Advance Rate”), of Eligible Receivables, plus

               (ii) up to the lesser of (A) 50%, subject to the provisions of Section 2.1(b) hereof (“Inventory Advance Rate”), of the value of the Eligible Inventory (the Receivables Advance Rate and the Inventory Advance Rate shall be referred to collectively, as the “Advance Rates”) or (B) the Inventory Sublimit in the aggregate at any one time, minus

               (iii) the aggregate amount of outstanding Letters of Credit, minus

               (iv) such reserves as Agent may reasonably deem proper and necessary from time to time in its Permitted Discretion.

     The amount derived from the sum of (x) Sections 2.1(a)(y)(i) and (ii) minus (y) Sections 2.1 (a)(y)(iii) and (iv) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Note”) substantially in the form attached hereto as Exhibit 2.1(a).

          (b) Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its Permitted Discretion. Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing the reserves may limit or restrict Advances requested by Borrower.

     2.2. Procedure for Revolving Advances Borrowing.

           (a) Borrower may notify Agent prior to 11:00 a.m. on a Business Day of Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation, become due, same shall be deemed a request for a Revolving Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable.

          (b) Notwithstanding the provisions of subsection (a) above, in the event Borrower desires to obtain a LIBOR Loan, Borrower shall give Agent at least three (3) Business

Days’ prior written notice, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount shall be in a minimum amount of $500,000 and an integral multiples of $100,000, and (iii) the duration of the first Interest Period therefor. Interest Periods for LIBOR Loans shall be for one, three or six months; provided, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No LIBOR Loan shall be made available to Borrower during the continuance of a Default or an Event of Default.

          (c) Each Interest Period of a LIBOR Loan shall commence on the date such LIBOR Loan is made and shall end on such date as Borrower may elect as set forth in subsection (b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term. Borrower shall elect the initial Interest Period applicable to a LIBOR Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(d), as the case may be. Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such LIBOR Loan. If Agent does not receive timely notice of the Interest Period elected by Borrower, Borrower shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.2(d) hereinbelow.

          (d) Provided that no Event of Default shall have occurred and be continuing, Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding LIBOR Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a LIBOR Loan shall be made only on the last Business Day of the then current Interest Period applicable to such LIBOR Loan. If Borrower desires to convert a loan, Borrower shall give Agent not less than three (3) Business Days’ prior written notice to convert from a Domestic Rate Loan to a LIBOR Loan or one (1) Business Day’s prior written notice to convert from a LIBOR Loan to a Domestic Rate Loan, specifying the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor. After giving effect to each such conversion, there shall not be outstanding more than five (5)LIBOR Loans, in the aggregate at any given time.

          (e) At its option and upon three (3) Business Days’ prior written notice, Borrower may prepay the LIBOR Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Borrower shall specify the date of prepayment of Advances which are LIBOR Loans and the amount of such prepayment. In the event that any prepayment of a LIBOR Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(f) hereof.

          (f) Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by Borrower in the payment of the principal of or interest on any LIBOR Loan or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a LIBOR Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its LIBOR Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrower shall be conclusive absent manifest error.

          (g) Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection (g), the term “Lender” shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any LIBOR Loans) to make or maintain its LIBOR Loans, the obligation of Lenders to make LIBOR Loans hereunder shall forthwith be cancelled and Borrower shall, if any affected LIBOR Loans are then outstanding, promptly upon request from Agent, either pay all such affected LIBOR Loans or convert such affected LIBOR Loans into loans of another type. If any such payment or conversion of any LIBOR Loan is made on a day that is not the last day of the Interest Period applicable to such LIBOR Loan, Borrower shall pay Agent, upon Agent’s request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such LIBOR Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such LIBOR Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrower shall be conclusive absent manifest error.

     2.3. Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrower to Agent or Lenders, shall be charged to Borrower’s Account on Agent’s books. During the Term, Borrower may use the Revolving Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Advance requested by Borrower or deemed to have been requested by Borrower under Section 2.2(a) hereof shall, with respect to requested Revolving Advances to the extent Lenders make such Revolving Advances, be made available to Borrower on the day so requested by way of credit to Borrower’s operating account at Sovereign, or such other bank as Borrower may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Revolving Advances deemed to have been requested by Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

     2.4. Term Loan. Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, will make a Term Loan to Borrower in the sum equal to such Lender’s Commitment Percentage of $4,000,000. The Term Loan shall be advanced on the Closing Date and shall be, with respect to principal, payable as follows, subject to acceleration upon the occurrence of an Event of Default under this Agreement or termination of this Agreement: sixty (60) consecutive monthly principal installments, the first fifty nine (59) of which shall be in the amount of $16,666.67 commencing on the first Business Day of September, 2008, and continuing on the first Business Day of each month thereafter, with a sixtieth (60th) and final payment of any unpaid balance of principal and interest payable on the first Business Day of August, 2013.

Notwithstanding anything to the contrary herein and/or in any Other Document, all outstanding principal and interest hereunder is due and payable on the Termination Date. The Term Loan shall be evidenced by one or more secured promissory notes (collectively, the “Term Note”) in substantially the form attached hereto as Exhibit 2.4.

     2.5. Maximum Advances. The aggregate balance of Revolving Advances outstanding at any time shall not exceed the lesser of (a) the Maximum Revolving Advance Amount or (b) the Formula Amount.

     2.6. Repayment of Advances.

          (a) The Revolving Advances shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. The Term Loan shall be due and payable as provided in Section 2.4 hereof and in the Term Note, subject to mandatory prepayments as herein provided.

          (b) Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received. In consideration of Agent’s agreement to conditionally credit Borrower’s Account as of the Business Day on which Agent receives those items of payment, Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations one (1) Business Day after (i) the Business Day Agent receives such payments via wire transfer or electronic depository check or (ii) in the case of payments received by Agent in any other form, the Business Day such payment constitutes good funds in Agent’s account. Agent is not, however, required to credit Borrower’s Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrower’s Account for the amount of any item of payment which is returned to Agent unpaid.

          (c) All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 P.M. (New York time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent. The Borrower hereby authorizes the Agent on behalf of the Lenders to automatically deduct from any general deposit account of the Borrower the amount of any Loan payment including all payments of interest, principal and other sums due (each an “Automatic Payment”), from time to time, under this Agreement and/or any Other Document. The Agent on behalf of the Lenders will thereafter notify the Borrower of the amount so charged. If the funds in the account are insufficient to cover any payment due, the Agent is authorized, but not obligated, to make an Advance to cover the payment. The failure of the Agent on behalf of the Lender so to charge any account or to give any such notice shall not affect the obligation of the Borrower to pay interest, principal or other sums as provided in this Agreement or in any Other Document. At any time and for any reason, the Borrower or the Agent may voluntarily terminate the Automatic Payment. Termination by the Borrower of the Automatic Payment must be made by written notice to the Agent.

          (d) Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

     2.7. Repayment of Excess Advances. The aggregate balance of Advances outstanding at any time in excess of the maximum amount of Advances permitted hereunder shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

     2.8. Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrower’s Account”) in the name of Borrower in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrower a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and Borrower, during such month. The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Lenders and Borrower unless Agent receives a written statement of Borrower’s specific exceptions thereto within sixty (60) days after such statement is received by Borrower. The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

     2.9. Additional Payments. Any sums expended by Agent or any Lender due to Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including, without limitation, Borrower’s obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1 hereof, may be charged to Borrower’s Account as a Revolving Advance and added to the Obligations.

     2.10. Manner of Borrowing and Payment.

          (a) Each borrowing of Revolving Advances shall be advanced according to the applicable Commitment Percentages of Lenders. The Term Loan shall be advanced according to the Commitment Percentages of Lenders.

          (b) Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Revolving Advances, shall be applied to the Revolving Advances pro rata according to the applicable Commitment Percentages of Lenders. Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Term Note, shall be made from or to, or applied to that portion of the Term Loan evidenced by the Term Note pro rata according to the Commitment Percentages of Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of the Lenders to the Payment Office, in each case on or prior to 1:00 P.M., New York time, in Dollars and in immediately available funds.

          (c) (i) Notwithstanding anything to the contrary contained in Sections 2.10(a) and (b) hereof, commencing with the first Business Day following the Closing Date, each borrowing of Revolving Advances shall be advanced by Agent and each payment by Borrower on account of Revolving Advances shall be applied first to those Revolving Advances advanced by Agent. On or before 1:00 P.M., New York time, on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Advances during such preceding Week, then each Lender shall provide Agent with funds in an amount equal to its applicable Commitment Percentage of the difference between (w) such Revolving Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Advances during such Week exceeds the aggregate amount of new Revolving Advances made during such Week, then Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Advances.

               (ii) Each Lender shall be entitled to earn interest at the applicable Revolving Interest Rate on outstanding Advances which it has funded.

               (iii) Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the Week immediately preceding such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.

          (d) If any Lender or Participant (a “benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

          (e) Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount which would constitute its applicable Commitment Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrower a corresponding amount. Agent will promptly notify Borrower of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this paragraph (e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Advances hereunder, on demand from Borrower; provided, however, that Agent’s right to such recovery shall not prejudice or otherwise adversely affect Borrower’s rights (if any) against such Lender.

     2.11. Mandatory Prepayments.

          (a) Subject to Section 4.3 hereof, when Borrower sells or otherwise disposes of any Collateral other than Inventory in the ordinary course of business and other Inventory which does not constitute Eligible Inventory and is slow moving or obsolete in close-outs or bulk sales outside the ordinary course of business, Borrower shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable costs of such sales or other dispositions), such repayments to be made promptly but in no event more than two (2) Business Days following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied (y) first, to the outstanding principal installments of the Term Loan in the inverse order of the maturities thereof and (z) second, to the remaining Advances in such order as Agent may determine, subject to Borrower’s ability to reborrow Revolving Advances in accordance with the terms hereof.

           (b) Any prepayment will not affect the Borrower’s obligations to continue to make payments under any Swap Agreement, which will remain in full force and effect notwithstanding any such prepayment.

     2.12. Use of Proceeds. Borrower shall apply the proceeds of Advances to (i) repay existing indebtedness owed to National City Business Credit and National City Bank, (ii) finance the purchase of the Mortgaged Premises, and (iii) to provide for its working capital needs.

     2.13. Defaulting Lender.

          (a) Notwithstanding anything to the contrary contained herein, in the event any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either Agent or Borrower that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a “Lender Default”), all rights and obligations hereunder of such Lender (a “Defaulting Lender”) as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.13 while such Lender Default remains in effect.

          (b) Advances shall be incurred pro rata from Lenders (the “Non-Defaulting Lenders”) which are not Defaulting Lenders based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided, that, to the extent that a Defaulting Lender has failed to make available its portion of any Advance, the Agent shall (i) set off the funding short-fall against that Defaulting Lender’s Commitment Percentage of all payments received from the Borrowers and (ii) withhold all future payments which may become due to such Defaulting Lender with all future collections to be applied to the Lenders other than the Defaulting Lender.

          (c) A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents. All amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall be deemed not to be a Lender and not to have Advances outstanding.

          (d) Other than as expressly set forth in this Section 2.13, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.13 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

          (e) In the event a Defaulting Lender retroactively cures to the satisfaction of Agent the breach which caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Lender under this Agreement.

     2.14. Swap Agreements. The Borrower may purchase a Swap Agreement with respect to the Term Note. The economic benefits of the Swap Agreement shall be collaterally assigned to the Agent on behalf of the Lenders, subject to the terms and conditions of this Agreement and the Other Documents. Provided, however, notwithstanding any of the foregoing to the contrary, the Lenders shall not be deemed to have assumed any of the Obligations or duties of the Borrower under the Swap Agreement. All costs, expenses, and indemnity obligations that may be incurred by the Lenders as a result of the Borrower’s default, or termination of, the Swap Agreement shall be: (a) subject to immediate reimbursement by the Borrower; and (b) secured by the Collateral.

     2.15. Letters of Credit. Subject to the terms and conditions hereof, Agent shall issue or cause the issuance of standby and/or trade Letters of Credit (“Letters of Credit”) on behalf of Borrower; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the face amount of such Letters of Credit would then cause the sum of (i) the outstanding Revolving Advances plus (ii) outstanding Letters of Credit to exceed the lesser of (x) the Maximum Revolving Advance Amount or (y) the Formula Amount. The maximum amount of outstanding Letters of Credit shall not exceed the Letter of Credit Sublimit in the aggregate at any time. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate; Letters of Credit that have not been drawn upon shall not bear interest.

     2.16. Issuance of Letters of Credit.

          (a) Borrower may request Agent to issue or cause the issuance of a Letter of Credit by delivering to Agent at the Payment Office, Agent’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent; and, such other certificates, documents and other papers and information as Agent may reasonably request no later than 12:00 noon (New York time) at least three (3) Business Days’ prior to the date of such proposed issuance. Borrower also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Agent upon any amendment, extension or renewal of any Letter of Credit.

          (b) Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or acceptances of usance drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, and any amendments or revisions thereof adhered to by the Agent (the “UCP”). Each Letter of Credit shall be governed, to the extent not inconsistent with the UCP, by the laws of the State of New Jersey (provided, however, upon the request of the Borrower and the consent of the Agent, a Letter of Credit may be governed by the laws of a State other than New Jersey).

          (c) Agent shall use its reasonable efforts to notify Lenders of requests by Borrower for Letters of Credit hereunder.

          (d) Agent shall have absolute discretion whether to accept any draft. Without in any way limiting Agent’s absolute discretion whether to accept any draft, Borrower will not present for acceptance any draft, and Agent will generally not accept any drafts (i) that arise out of transactions involving the sale of goods by Borrower not in the ordinary course of its business, (ii) that involve a sale to an Affiliate of Borrower, (iii) that involve any purchase for which Agent has not received all related documents, instruments and forms requested by Agent, or (iv) that is not eligible for discounting with Federal Reserve Banks pursuant to paragraph 7 of Section 13 of the Federal Reserve Act, as amended.

     2.17. Requirements For Issuance of Letters of Credit.

          (a) In connection with the issuance of any Letter of Credit, Borrower shall indemnify, save and hold Agent, each Lender and each Issuer harmless from any loss, cost, expense or liability, including, without limitation, payments made by Agent, any Lender or any Issuer and expenses and reasonable attorneys’ fees incurred by Agent, any Lender or Issuer arising out of, or in connection with, any Letter of Credit to be issued or created for Borrower. Borrower shall be bound by Agent’s or any Issuer’s regulations and good faith interpretations of any Letter of Credit issued or created for Borrower’s Account, although this interpretation may be different from its own; and, neither Agent, nor any Lender, nor any Issuer nor any of their correspondents shall be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower’s instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit, except for Agent’s, any Lender’s, any Issuer’s or such correspondents’ gross negligence or willful misconduct.

          (b) Borrower shall authorize and direct any Issuer to name the Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrower shall authorize and direct the Issuer to deliver to Agent all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any acceptance therefor.

          (c) In connection with all Letters of Credit issued or caused to be issued by Agent under this Agreement, Borrower hereby appoints Agent, or its designee, as its attorney, with full power and authority (i) to sign and/or endorse Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances; (ii) to sign Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of Borrower or Agent or Agent’s designee, and to sign and deliver to Customs officials powers of attorney in the name of Borrower for such purpose; and (iv) to complete in Borrower’s name or Agent’s, or in the name of Agent’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Agent nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law, except for Agent’s or its attorney’s gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

          (d) Each Lender shall, to the extent of the percentage amount equal to the product of such Lender’s Commitment Percentage times the aggregate amount of all unreimbursed reimbursement obligations arising from disbursements made or obligations incurred with respect to the Letters of Credit, be deemed to have irrevocably purchased an undivided participation in each such unreimbursed reimbursement obligation. In the event that at the time a disbursement is made the unpaid balance of Revolving Advances exceeds or would exceed, with the making of such disbursement, the lesser of the Maximum Revolving Advance Amount or the Formula Amount, and such disbursement is not reimbursed by Borrower within two (2) Business Days, Agent shall promptly notify each Lender and upon Agent’s demand each

Lender shall pay to Agent such Lender’s proportionate share of such unreimbursed disbursement together with such Lender’s proportionate share of Agent’s unreimbursed costs and expenses relating to such unreimbursed disbursement. Upon receipt by Agent of a repayment from Borrower of any amount disbursed by Agent for which Agent had already been reimbursed by Lenders, Agent shall deliver to each Lender that Lender’s pro rata share of such repayment. Each Lender’s participation commitment shall continue until the last to occur of any of the following events: (A) Agent ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (B) no Letter of Credit issued hereunder remains outstanding and uncancelled or (C) all Persons (other than the Borrower) have been fully reimbursed for all payments made under or relating to Letters of Credit.

III. INTEREST AND FEES.

     3.1. Interest. Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to LIBOR Loans, at the end of each Interest Period or, for LIBOR Loans with an Interest Period in excess of three months, at the earlier of (a) each three months on the anniversary date of the commencement of such LIBOR Loan or (b) the end of the Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate and (ii) with respect to the Term Loan, the applicable Term Loan Rate (as applicable, the “Contract Rate”). Whenever, subsequent to the date of this Agreement, the Index is increased or decreased, the applicable Contract Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Index during the time such change or changes remain in effect. The LIBOR shall be adjusted with respect to LIBOR Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Borrower’s right to select pricing options shall cease (if applicable) and (i) the Obligations other than LIBOR Loans shall bear interest at the applicable Contract Rate for Domestic Loans plus three (3%) percent per annum and (ii) LIBOR Loans shall bear interest at the Revolving Interest Rate for LIBOR Loans plus three (3%) percent per annum (as applicable, the “Default Rate”).

     3.2. Closing Fee. (a) Upon the execution of this Agreement, Borrower shall pay to Agent for the ratable benefit of Lenders a closing fee of $30,000, less that portion of the commitment fee of Thirty Thousand Dollars ($30,000) previously paid by the Borrower to Agent remaining after application of such fee to out of pocket expenses. .

          (b) Facility Fee. If, for any month during the Term, the sum of the average daily unpaid balance of the Revolving Advances for each day of such month plus the average daily balance of Letters of Credit outstanding for such month does not equal the Maximum Revolving Advance Amount, then Borrower shall pay to Agent for the ratable benefit of Lenders a fee at a rate equal to one quarter of one percent (.25%) per annum on the amount by which the Maximum Revolving Advance Amount exceeds such sum of the average daily unpaid balance of the Revolving Advances for each day of such month plus the average daily amount of outstanding undrawn Letters of Credit. Such fee shall be payable to Agent in arrears on the first day of each month with respect to the previous month.

          (c) Yield Maintenance Fee. In the event that any prepayment of the Loans is required or permitted on a date other than the last Business Day of the then current Interest Period applicable thereto, then so long as such Loans have not become due and payable in accordance with the terms hereof and in the Other Documents, the Borrower shall have the right to prepay such in whole (but not in part), provided that the Borrower shall pay to the Lenders concurrently with such prepayment a “Yield Maintenance Fee” in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the term chosen pursuant to the Interest Period as to which the prepayment is made, shall be subtracted from the “cost of funds” component of the Loans in effect at the time of prepayment. If the result is zero or a negative number, there shall be no Yield Maintenance Fee payable. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance of the Loans being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the term chosen pursuant to the Interest Period as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the number of days remaining in the designated term and using the above-referenced United States Treasury security rate and the number of days remaining in the designated term chosen pursuant to the Interest Period as to which the prepayment is made. The resulting amount shall be the Yield Maintenance Fee due to the Lenders upon prepayment of the Loans. If the Loans shall become due and payable for any reason, then any Yield Maintenance Fee with respect thereto shall become due and payable in the same manner as though the Borrower had exercised its right of prepayment. The Borrower recognizes that the Lenders will incur substantial additional costs and expenses including loss yield and anticipated profitability in the event of prepayment of all or part of the Loans and that the Yield Maintenance Fee compensates the Lenders for such costs and expenses. The Borrower acknowledges that the Yield Maintenance Fee is bargained for consideration and not a penalty.

     3.3. Collateral Monitoring Fee. Borrower shall pay to Agent on the first day of each month following any month in which Agent performs any collateral monitoring - namely any field examination, collateral analysis or other business analysis, the need for which is to be determined by Agent in its Permitted Discretion and which monitoring is undertaken by Agent or for Agent’s benefit - a collateral monitoring fee in an amount equal to $750.00 per day for each person (other than Agent’s management personnel) employed to perform such monitoring and in an amount equal to $750.00 per day for each manager of Agent performing such monitoring, plus all costs and disbursements incurred by Agent in the performance of such examination or analysis.

     3.4. Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate for Domestic Rate Loans during such extension.

     3.5. Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. The Borrower shall not be obligated to pay and the Agent on behalf of the Lenders shall not collect interest at a rate higher than the maximum permitted by law or the maximum that will not subject the Lenders to any civil or criminal penalties. If, because of the acceleration of maturity the payment of interest in advance or any other reason, the Borrower is required, under the provisions of this Agreement, any Other Document or otherwise, to pay interest at a rate in excess of such maximum rate, the rate of interest under such provisions shall immediately and automatically be reduced to such maximum rate and any payment made in excess of such maximum rate, together with interest thereon at the rate provided herein from the date of such payment, shall be immediately and automatically applied to the reduction of the unpaid principal balance of the Loans as of the date on which such excess payment was made. If the amount to be so applied to reduction of the unpaid principal balance exceeds the unpaid principal balance, the amount of such excess shall be refunded by the Agent on behalf of the Lenders to the Borrower.

     3.6. Increased Costs. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.6, the term “Lender” shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any LIBOR Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

          (a) subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any Other Document or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any Other Documents (except for changes in the rate of tax on the overall net income of Agent or any Lender by the jurisdiction in which it maintains its principal office);

          (b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

          (c) impose on Agent or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any Other Document;

and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any case Borrower shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the LIBOR, as the case may be. Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.

     3.7. Basis For Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:

          (a) reasonable means do not exist for ascertaining the LIBOR applicable pursuant to Section 2.2 hereof for any Interest Period; or

          (b) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding LIBOR Loan, a proposed LIBOR Loan, or a proposed conversion of a Domestic Rate Loan into a LIBOR Loan, then Agent shall give Borrower prompt written, telephonic or telegraphic notice of such determination. If such notice is given, (i) any such requested LIBOR Loan shall be made as a Domestic Rate Loan, unless Borrower shall notify Agent no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of LIBOR Loan, (ii) any Domestic Rate Loan or LIBOR Loan which was to have been converted to an affected type of LIBOR Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Loan, and (iii) any outstanding affected LIBOR Loans shall be converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected LIBOR Loan, shall be converted into an unaffected type of LIBOR Loan, on the last Business Day of the then current Interest Period for such affected LIBOR Loans. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of LIBOR Loan or maintain outstanding affected LIBOR Loans and Borrower shall not have the right to convert a Domestic Rate Loan or an unaffected type of LIBOR Loan into an affected type of LIBOR Loan.

     3.8. Capital Adequacy. If, after the date hereof, the Agent on behalf of the Lenders reasonably determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Body charged with the administration thereof, or (ii) compliance by any Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), the effect of reducing the return on Lenders’ or such holding company's capital as a consequence of the Lenders’ commitments hereunder to a level below that which the Lenders or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration the Lenders’ or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Lender to be material, then the Agent may notify Borrower thereof. Following receipt of such notice, Borrower agrees to pay to the Agent on behalf of such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within ninety (90) days after presentation by the Agent of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods.

     3.9. Gross Up for Taxes. If Borrower shall be required by Applicable Law to withhold or deduct any taxes from or in respect of any sum payable under this Agreement or any of the Other Documents, (a) the sum payable to Agent or such Lender shall be increased as may be necessary so that, after making all required withholding or deductions, Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholding or deductions been made, (b) Borrower shall make such withholding or deductions, and (c) Borrower shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

     3.10. Withholding Tax Exemption. At least five (5) Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States or any state thereof agrees that it will deliver to Borrower and Agent two (2) duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payment under this Agreement and its Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to Borrower and Agent two (2) additional copies of such form (or a successor form) on or before the date that such form expires (currently, three (3) successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by Borrower or Agent, in each case, certifying that such Lender is entitled to receive payments under this Agreement and its Note without deduction or withholding of any United States federal income taxes, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises Borrower and Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income taxes.

     3.11. Late Charges. If a regularly scheduled payment is fifteen (15) days or more late, the Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment or $10.00, whichever is greater. If the Agent demands payment of this Loan, and the Borrower does not pay the Loan within fifteen (15) days after the Agent’s demand, the Borrower will be charged either 5.000% of the unpaid principal plus accrued unpaid interest or $10.00, whichever is greater.

     3.12. Letter of Credit Fees. Borrower shall pay (x) to Agent, for the benefit of Lenders, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by three percent (3.00%) per annum, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly and (y) to the Issuer, any and all fees and expenses as agreed upon by the Issuer and the Borrower in connection with any Letter of Credit, including, without limitation, in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse Agent for any and all fees and expenses, if any, paid by Agent to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

     On demand upon the occurrence of a Default (which Default has not been waived and/or cured pursuant to the terms hereof), Borrower will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the maximum undrawn amount of all outstanding Letters of Credit (including all automatic increases provided for in such Letters of Credit, whether or not any such automatic increase has become effective), and Borrower hereby irrevocably authorizes Agent, in its discretion, on Borrower’s behalf and in Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by Borrower, in the amounts required to be made by Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of Borrower coming into any Lender’s possession at any time. Agent will invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and Borrower mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. Borrower may not withdraw amounts credited to any such account except upon payment and performance in full of all Obligations and termination of this Agreement.

IV. COLLATERAL: GENERAL TERMS

     4.1. Security Interest in the Collateral. To secure the prompt payment and performance to Agent and each Lender of the Obligations, Borrower hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest. Borrower shall promptly provide Agent with written notice of all commercial tort claims, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, Borrower shall be deemed to hereby grant to Agent a security interest and lien in and to such commercial tort claims and all proceeds thereof.

     4.2. Perfection of Security Interest. Borrower shall take all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining landlords’ or mortgagees’ lien waivers, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Agent, and

               (v) executing and delivering financing statements, control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest under the Uniform Commercial Code or other applicable law. Agent is hereby authorized to file financing statements in accordance with the Uniform Commercial Code as adopted in the State of New Jersey from time to time. By its signature hereto, Borrower hereby authorizes Agent to file against Borrower, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein). All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrower’s Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.

     4.3. Disposition of Collateral. Borrower will safeguard and protect all Collateral for Agent’s general account and make no disposition thereof whether by sale, lease or otherwise except (a) the sale of Inventory which does not constitute Eligible Inventory in the ordinary course of business and the sale of slow moving or obsolete inventory in close-outs or bulk sales outside the ordinary course of business and (b) the disposition or transfer of obsolete and worn-out Equipment in the ordinary course of business during any fiscal year having an aggregate fair market value of not more than $200,000 and only to the extent that (i) the proceeds of any such disposition are used to acquire replacement Equipment which is subject to Agent’s first priority security interest or (ii) the proceeds of which are remitted to Agent to be applied pursuant to Section 2.11.

     4.4. Preservation of Collateral. In addition to the rights and remedies set forth in Section 11.1 hereof, following a Default which is continuing or an Event of Default, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrower’s owned or leased property. Borrower shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrower’s Account as a Revolving Advance and added to the Obligations.

     4.5. Ownership of Collateral. With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (a) Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of the its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (b) each document and agreement executed by Borrower or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (c) all signatures and endorsements of Borrower that appear on such documents and agreements shall be genuine and Borrower shall have full capacity to execute same; and (d) Borrower’s Equipment and Inventory shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Agent except with respect to the sale of Inventory in the ordinary course of business (and the sale of slow moving or obsolete Inventory which does not constitute Eligible Inventory in close-outs or bulk sales outside the ordinary course of business) and Equipment to the extent permitted in Section 4.3 hereof.

     4.6. Defense of Agent’s and Lenders’ Interests. Until (a) payment and performance in full of all of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period Borrower shall not, without Agent’s prior written consent, pledge, sell (except Inventory in the ordinary course of business (and the sale of slow moving or obsolete Inventory which does not constitute Eligible Inventory in close-outs or bulk sales outside the ordinary course of business) and Equipment to the extent permitted in Section 4.3 hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Borrower shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time after a Default that is continuing and/or an Event of Default and following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including without limitation: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Borrower shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other applicable law. Borrower shall, and Agent may following a Default that is continuing or an Event of Default, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into Borrower’s possession, they, and each of them, shall be held by Borrower in trust as Agent’s trustee, and Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.

     4.7. Books and Records. Borrower shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by,

GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrower.

     4.8. Financial Disclosure. Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by Borrower at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of Borrower’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning Borrower’s financial status and business operations. Borrower hereby authorizes all federal, state and municipal authorities to furnish to Agent and each Lender copies of reports or examinations relating to Borrower, whether made by Borrower or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from Borrower prior to obtaining such information or materials from such accountants or such authorities.

     4.9. Compliance with Laws. Borrower shall comply in all material respects with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof or to the operation of Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect. Borrower may, however, contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent’s Lien on or security interest in the Collateral. The assets of Borrower at all times shall be maintained in accordance with the requirements of all insurance carriers which provide insurance with respect to the assets of Borrower so that such insurance shall remain in full force and effect.

     4.10. Inspection of Premises. At all reasonable times upon at least one (1) Business Day’s notice to the Borrower (unless a Default and/or Event of Default has occurred and is continuing in which case no notice is required), Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of Borrower’s business. Agent, any Lender and their agents may upon at least one (1) Business Day’s notice to the Borrower (unless a Default and/or Event of Default has occurred and is continuing in which case no notice is required) enter upon any of Borrower’s premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of Borrower’s business. Notwithstanding anything herein to the contrary, (i) prior to the occurrence of a Default and/or Event of Default that is continuing, Agent shall conduct such audits, inspections, field examinations and appraisals no more frequently than once per fiscal quarter, and (ii) after the occurrence of a Default and/or Event of Default that is continuing, Agent may conduct such audits, inspections, field examinations and appraisals at any time and from time to time.

     4.11. Insurance. Borrower shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At Borrower’s own cost and expense in amounts and with carriers acceptable to Agent, Borrower shall (a) keep all its insurable properties and properties in which Borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to Borrower’s including, without limitation, business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to Borrower insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which Borrower is engaged in business; (e) furnish Agent with (i) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as an additional insured, mortgagee and lender loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (c) above, and providing (A) that all proceeds thereunder shall be payable to Agent, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to Agent. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and Borrower to make payment for such loss (to the extent such payment is in an amount exceeding $25,000) to Agent and not to Borrower and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to Borrower and Agent jointly, Agent may endorse Borrower’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a) and (b) above. All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its good faith discretion shall determine. Any surplus shall be paid by Agent to Borrower or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrower to Agent, on demand. Any loss recoveries not relating to items of Collateral shall be payable directly to the Borrower and, if received by Agent, Agent shall promptly deliver same to Borrower. Anything hereinabove to the contrary notwithstanding, and subject to the fulfillment of the conditions set forth below and, with respect to the Mortgaged Property, the provisions of the Mortgage, Agent shall remit to Borrower insurance proceeds with respect to Collateral received by Agent during any calendar year under insurance policies procured and maintained by Borrower that insure the Borrower’s insurable Collateral to the extent that such insurance proceeds do not exceed Twenty Five Thousand and 00/100 Dollars ($25,000.00) in the aggregate during such calendar year. In the event the aggregate amount of insurance proceeds with respect to Collateral received by Agent for any occurrences exceeds Twenty Five Thousand and 00/100 Dollars ($25,000.00), then Agent shall not be obligated to remit the insurance proceeds to Borrower. The agreement of Agent to remit insurance proceeds in the manner above provided shall be subject in each instance to satisfaction of each of the following conditions: (x) no Event of Default or Default shall then have occurred and be continuing, and (y) Borrower shall use the insurance proceeds with respect to Collateral to repair, replace, restore or reuse the insured Collateral which was the subject of the insurable loss and for no other purpose. Notwithstanding anything to the contrary herein, this Section 4.11 is subject to the terms and conditions of the Mortgage.

     4.12. Failure to Pay Insurance. If Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of Borrower, and charge Borrower’s Account therefor as a Revolving Advance of a Domestic Rate Loan and such expenses so paid shall be part of the Obligations.

     4.13. Payment of Taxes. Borrower will pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon Borrower or any of the Collateral including, without limitation, real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, except those taxes, assessments or Charges to the extent that Borrower has contested or disputed those taxes, assessments or Charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding, provided that any related tax Lien is stayed and sufficient reserves are established to the reasonable satisfaction of the Lender to protect the Lender’s security interest in or Lien on the Collateral . If any tax by any governmental authority is or may be imposed on or as a result of any transaction between Borrower and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to Borrower pay the taxes, assessments or other Charges and Borrower hereby indemnifies and holds Agent and each Lender harmless in respect thereof. Agent will not pay any taxes, assessments or Charges to the extent that Borrower has contested or disputed those taxes, assessments or Charges in good faith, by expeditious protest, administrative or judicial appeal or similar proceeding provided that any related tax lien is stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent’s security interest in or Lien on the Collateral. The amount of any payment by Agent under this Section 4.13 shall be charged to Borrower’s Account as a Revolving Advance and added to the Obligations and, until Borrower shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrower’s credit and Agent shall retain its security interest in any and all Collateral held by Agent.

     4.14. Payment of Leasehold Obligations. Borrower shall at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent’s request will provide evidence of having done so.

     4.15. Receivables.

          (a) Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of Borrower, or work, labor or services theretofore rendered by Borrower as of the date each Receivable is created. Same shall be due and owing in accordance with Borrower’s standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrower to Agent.

     (b) Solvency of Customers. Each Customer, to the best of Borrower’s knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of Borrower who are not solvent Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

     (c) Location of Borrower. Borrower’s chief executive office is located at One Jake Brown Road, Old Bridge, New Jersey 08857. Until written notice is given to Agent by Borrower of any other office at which Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

     (d) Collection of Receivables. Until Borrower’s authority to do so is terminated by Agent (which notice Agent may give at any time following the occurrence of an Event of Default or a Default or when Agent in its Permitted Discretion deems it to be in Lenders’ best interest to do so), Borrower will, at Borrower’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with Borrower’s funds or use the same except to pay Obligations. Borrower shall deposit in the Blocked Account or, upon request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

     (e) Notification of Assignment of Receivables. At any time following the occurrence of an Event of Default or a Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrower’s Account and added to the Obligations.

     (f) Power of Agent to Act on Borrower’s Behalf. Upon the occurrence of a Default that is continuing or an Event of Default, Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Borrower hereby constitutes Agent or Agent’s designee as Borrower’s attorney with power, upon the occurrence of a Default that is continuing or an Event of Default; (i) to endorse Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign Borrower’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to sign Borrower’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; (v) to demand payment of the Receivables; (vi) to enforce payment of the Receivables by legal proceedings or otherwise; (vii) to exercise all of Borrower’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) to settle, adjust, compromise, extend or renew the Receivables; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) to prepare, file and sign Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xii) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time following the occurrence of an Event of Default or Default, to change the address for delivery of mail addressed to Borrower to such address as Agent may designate and to receive, open and dispose of all mail addressed to Borrower.

     (g) No Liability. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom. Following the occurrence of an Event of Default or Default Agent may, without notice or consent from Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered to accept following the occurrence of an Event of Default or Default the return of the goods represented by any of the Receivables, without notice to or consent by Borrower, all without discharging or in any way affecting Borrower’s liability hereunder.

     (h) Establishment of a Lockbox Account, Dominion Account. All proceeds of Collateral shall be deposited by Borrower into a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) as Agent may require pursuant to an arrangement with such bank as may be selected by Borrower and be acceptable to Agent. Borrower shall issue to any such bank, an irrevocable letter of instruction directing said bank to transfer such funds so deposited to Agent, either to any account maintained by Agent at said bank or by wire transfer to appropriate account(s) of Agent. All funds deposited in such Blocked Accounts shall immediately become the property of Agent and Borrower shall obtain the agreement by such bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, Agent may establish depository accounts (“Depository Accounts”) in the name of Agent at a bank or banks for the deposit of such funds and Borrower shall deposit all proceeds of Collateral or cause same to be deposited, in kind, in such Depository Accounts of Agent in lieu of depositing same to the Blocked Accounts.

     (i) Adjustments. Borrower will not, without Agent’s consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of Borrower.

     4.16. Inventory. To the extent Inventory held for sale or lease has been produced by Borrower, it has been and will be produced by Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

     4.17. Maintenance of Equipment. The Equipment (excluding Equipment deemed obsolete or surplusage by Borrower that is not necessary for the day to day operation of Borrower’s business) shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved. Borrower shall not use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation. Borrower shall have the right to sell Equipment to the extent set forth in Section 4.3 hereof.

     4.18. Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as Borrower’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof, except to the extent that such damage, loss or destruction has resulted from the gross negligence or willful misconduct of Agent or Lenders. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of Borrower’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by Borrower of any of the terms and conditions thereof.

     4.19. Environmental Matters. (a) Borrower shall ensure that the Real Property remains in compliance with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on any Real Property except as permitted by applicable law or appropriate governmental authorities.

          (b) Borrower shall establish and maintain a system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic reviews of such compliance.

          (c) Borrower shall (i) employ in connection with the use of the Real Property appropriate technology necessary to maintain compliance with any applicable Environmental Laws and (ii) dispose of any and all Hazardous Waste generated at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws. Borrower shall use its best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by Borrower in connection with the transport or disposal of any Hazardous Waste generated at the Real Property.

          (d) In the event Borrower obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or Borrower’s interest therein (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the “Authority”), then Borrower shall, as soon as reasonably practicable, but in any event within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

     (e) Borrower shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by Borrower to dispose of Hazardous Substances and shall continue to forward copies of correspondence between Borrower and the Authority regarding such claims to Agent until the claim is settled. Borrower shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that Borrower is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent’s security interest in the Real Property and the Collateral.

     (f) Borrower shall respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or Borrower shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. Borrower shall be considered to be responding promptly to an Environmental Complaint if it asserts a defense to any allegations in the Environmental Complaint in good faith and as to the same in an expeditious manner and where applicable, establishes sufficient reserves or posts a bond reasonably satisfactory to Agent to protect Agent’s security interest or Lien in the Collateral. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrower, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and Borrower.

     (g) Promptly upon the written request of Agent from time to time, Borrower shall provide Agent, at Borrower’s expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property; provided, however, so long as no Default or Event of Default has occurred and as continuing, Agent may not request such environmental assessment or environmental audit more frequently than one per calendar year. Any report or investigation of such Hazardous Discharge proposed and acceptable to an appropriate Authority that is charged to oversee the clean-up of such Hazardous Discharge shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Borrower to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

          (h) Borrower shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney’s fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Borrower’s obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Borrower’s obligation and the indemnifications hereunder shall survive the termination of this Agreement.

          (i) For purposes of Section 4.19 and 5.7, all references to Real Property shall be deemed to include all of Borrower’s right, title and interest in and to its owned and leased premises.

     4.20. Financing Statements. Except as respects the financing statements filed by Agent and the financing statements described on Schedule 1.2, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

V. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants as follows:

     5.1. Authority. Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents constitute the legal, valid and binding obligation of Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding at law or in equity. The execution, delivery and performance of this Agreement and of the Other Documents (a) are within Borrower’s corporate powers, have been duly authorized, are not in contravention of law or the terms of Borrower’s by-laws, certificate of incorporation or other applicable documents relating to Borrower’s formation or to the conduct of Borrower’s business or of any material agreement or undertaking to which Borrower is a party or by which Borrower is bound, and (b) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of Borrower under the provisions of any material agreement, charter document, instrument, by-law, or other instrument to which Borrower is a party or by which it or its property may be bound.

     5.2. Formation and Qualification. (a) Borrower is duly incorporated and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect, provided, however, that Borrower’s qualification in the State of California is associated with the Borrower’s prior ownership and operation of a division in the State of California, which division subsequently ceased operations and made the Borrower’s qualification in the State of California unnecessary. Borrower has delivered to Agent true and complete copies of its certificate of incorporation and by-laws and will promptly notify Agent of any amendment or changes thereto.

          (b) The only Subsidiaries of Borrower are listed on Schedule 5.2(b).

     5.3. Survival of Representations and Warranties. All representations and warranties of Borrower contained in this Agreement and the Other Documents shall be true at the time of Borrower’s execution of this Agreement and the Other Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.

     5.4. Tax Returns. Borrower’s federal tax identification number is set forth on Schedule 5.4. Borrower has filed all federal, state and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable. Federal, state and local income tax returns of Borrower have been examined and reported upon by the appropriate taxing authority or closed by applicable statute and satisfied for all fiscal years prior to and including the fiscal year ending December 31, 2006. The provision for taxes on the books of Borrower is adequate for all years not closed by applicable statutes, and for its current fiscal year, and Borrower has no knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.

     5.5. Financial Statements. The consolidated balance sheets of Borrower and its Subsidiaries as of December 31, 2007, and the related statements of operations, changes in stockholder’s equity, and cash flows for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants as set forth in Borrower’s Annual Report on Form 10-K, as filed with the SEC on or about March 31, 2008, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur and present fairly the financial position of Borrower and its Subsidiaries at such date and the results of their operations for such period. Since March 31, 2008 there has been no change in the condition, financial or otherwise, of Borrower or its Subsidiaries as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Borrower and its Subsidiaries, except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

     5.6. Corporate Name. Borrower has not been known by any other corporate name in the past five years and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has Borrower been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

     5.7. O.S.H.A. and Environmental Compliance.

          (a) Borrower has duly complied with, and its facilities, business, assets, property, leaseholds and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; except as disclosed in Schedule 5.7, there are no outstanding citations, notices or orders of non-compliance issued to Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

          (b) Borrower has been issued all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

          (c) (i) There are no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Substances at, upon, under or within any Real Property or any premises leased by Borrower; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property or any premises leased by Borrower; (iii) neither the Real Property nor any premises leased by Borrower has ever been used as a treatment, storage or disposal facility of Hazardous Waste; and (iv) no Hazardous Substances are present on the Real Property or any premises leased by Borrower, excepting such quantities as are handled in accordance with all applicable manufacturer’s instructions and governmental regulations and in proper storage containers and as are necessary for the operation of the commercial business of Borrower or of its tenants.

     5.8. Solvency; No Litigation, Violation, Indebtedness or Default.

          (a) Borrower is solvent, able to pay its debts as they mature, has capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, the fair present saleable value of its assets, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) subsequent to the Closing Date, the fair saleable value of its assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

     (b) Except as disclosed in Schedule 5.8(b), Borrower has no (i) pending or threatened litigation, arbitration, actions or proceedings which if adversely determined could reasonably be expected to have a Material Adverse Effect, and (ii) liabilities or indebtedness for borrowed money other than the Obligations.

     (c) Borrower is not in violation of any applicable statute, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is Borrower in violation of any order of any court, governmental authority or arbitration board or tribunal which could reasonably be expected to have a Material Adverse Effect.

     (d) Neither Borrower nor any member of the Controlled Group maintains or contributes to any Plan other than those listed on Schedule 5.8(d) hereto. Except as set forth in Schedule 5.8(d), (i) no Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan, (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code as to its written terms and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code, (iii) neither Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid and as to which the failure to pay could reasonably be expected to have a Material Adverse Effect, (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence which would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan where such termination or the institution of such proceedings could reasonably be expected to have a Material Adverse Effect, (v) at this time, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither Borrower nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities, (vi) neither Borrower nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan except to the extent that any such breach would not be reasonably expected to have a Material Adverse Effect, (vii) neither Borrower nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability, the imposition of which could reasonably be expected to have a Material Adverse Effect, (viii) neither Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA, (ix) Borrower and each member of the Controlled Group has made all contributions due and payable with respect to each Plan, (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period contained in 29 CFR §4043.61 is applicable and has not been waived, (xi) neither Borrower nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of Borrower and any member of the Controlled Group, and (xii) neither Borrower nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980, the imposition of which could reasonably be expected to have a Material Adverse Effect.

     5.9. Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses owned or utilized by Borrower are set forth on Schedule 5.9, are valid and have been duly registered or filed with all appropriate governmental authorities and constitute all of the intellectual property rights which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design right, tradename, trade secret or license and Borrower is not aware of any grounds for any challenge, except as set forth in Schedule 5.9 hereto. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design right, copyright, copyright application and copyright license owned or held by Borrower and all trade secrets used by Borrower consist of original material or property developed by Borrower or was lawfully acquired by Borrower from the proper and lawful owner thereof. Each of such items to the extent material to the operation of Borrower’s business, has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof. With respect to all software used by Borrower, Borrower is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.9 hereto. The Agent on behalf of the Lenders can file on the Closing Date or at any time thereafter a security agreement with the United States Patent and Trademark Office regarding the intellectual property of the Borrower.

     5.10. Licenses and Permits. Except as set forth in Schedule 5.10, Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits would reasonably be expected to have a Material Adverse Effect.

     5.11. Default of Indebtedness. Borrower is not in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued pursuant to which the amount of such Indebtedness is in excess of $50,000 and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

     5.12. No Default. Borrower is not in default in the payment or performance of any of its contractual obligations which could reasonably be expected to have a Material Adverse Effect and no Default has occurred.

     5.13. No Burdensome Restrictions. Borrower is not party to any contract or agreement the failure of and/or performance of which would have a Material Adverse Effect. Borrower has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.

     5.14. No Labor Disputes. Borrower is not involved in any labor dispute; there are no strikes or walkouts of Borrower’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.

     5.15. Margin Regulations. Borrower is not engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

     5.16. Investment Company Act. Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

     5.17. Disclosure. No representation or warranty made by Borrower in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower or which reasonably should be known to Borrower which Borrower has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

     5.18. Swaps. Borrower is not a party to, nor will it be a party to, any swap agreement whereby Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.

     5.19. Conflicting Agreements. No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on Borrower or affecting the Collateral conflicts with, or requires any Consent which has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the Other Documents.

     5.20. Application of Certain Laws and Regulations. Neither Borrower nor any Affiliate of Borrower is subject to any statute, rule or regulation which regulates the incurrence of any Indebtedness, including without limitation, statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

     5.21. Business and Property of Borrower. Upon and after the Closing Date, Borrower does not propose to engage in any business other than designing, manufacturing and supplying comprehensive line of broadband systems equipment and technical engineering services for voice, video and data service providers and activities necessary to conduct the foregoing. On the Closing Date, Borrower will own all the property and possess all of the rights and Consents necessary for the conduct of the business of Borrower.

     5.22. Section 20 Subsidiaries. Borrower does not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

     5.23. Anti-Terrorism Laws.

          (a) General. Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

          (b) Executive Order No. 13224. Neither Borrower nor any Affiliate of Borrower or their respective agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, is any of the following (each a “Blocked Person”):

               (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

               (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

               (iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

               (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

               (v) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

               (vi) a Person or entity who is affiliated or associated with a Person or entity listed above.

     Neither Borrower nor to the knowledge of Borrower, any of its agents acting in any capacity in connection with the Advances or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

     5.24. Trading with the Enemy. Borrower has neither engaged, nor does it intend to engage, in any business or activity prohibited by the Trading with the Enemy Act.

     5.25. Federal Securities Laws. Borrower (i) is required to file periodic reports under the Exchange Act, and (ii) has securities registered under the Exchange Act.

VI. AFFIRMATIVE COVENANTS.

     Borrower shall, until payment in full of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and termination of this Agreement:

     6.1. Payment of Fees. Pay to Agent on demand all usual and customary fees and expenses which Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.15(h) . Agent may, without making demand, charge Borrower’s Account for all such fees and expenses.

     6.2. Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including, without limitation, all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.

     6.3. Violations. Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to Borrower which could reasonably be expected to have a Material Adverse Effect.

     6.4. Government Receivables. Take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act or other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between Borrower and the United States, any state or any department, agency or instrumentality of any of them.

6.5. Financial Covenants.

     (a) Fixed Charge Coverage Ratio. Cause to be maintained at all times a Fixed Charge Coverage Ratio, tested quarterly on a consolidated, trailing twelve (12) month basis, of not less than (i) 1.05 to 1.00 on September 30, 2008 and December 31, 2008; and (ii) 1.10 to 1.00 thereafter. Notwithstanding anything to the contrary, the Hybrid Add-Back shall be added to Net Income in the calculation of the Fixed Charge Coverage Ratio solely for the fiscal quarter testing periods ending September 30, 2008, December 31, 2008, March 31, 2009, June 30, 2009 and September 30, 2009.

          (b) Balance Sheet Leverage Ratio. Cause to be maintained at all times a Balance Sheet Leverage Ratio of not more than 1.00 to 1.00, tested quarterly on a consolidated basis.

          (c) Net Income. Achieve a Net Income of not less than (i) $500,000 for the fiscal quarter ending September 30, 2008, tested on a consolidated basis , (ii) $50,000 for the fiscal year ending December 31, 2008, tested on a consolidated basis and (iii) an amount to be determined each fiscal quarter thereafter by the Agent from time to time based on the Agent’s review of the Borrower’s annual projected operating budget and cash flow for the applicable fiscal year to be delivered to the Agent pursuant to Section 9.11 herein, tested quarterly at all times on a consolidated, Fiscal Year-to-Date Basis. Notwithstanding anything to the contrary, the Hybrid Add-Back shall be added to Net Income solely for the fiscal quarter testing periods ending September 30, 2008 and December 31, 2008.

     6.6. Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may request, in order that the full intent of this Agreement may reasonably be carried into effect.

     6.7. Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and Borrower shall have provided for such reserves as Agent may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of Lenders.

     6.8. Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12 and 9.13 as to which GAAP is applicable to be complete and correct in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

     6.9. Federal Securities Laws. Promptly notify Agent in writing if Borrower or any of its Subsidiaries (i) is required to file periodic reports under the Exchange Act, (ii) registers any securities under the Exchange Act or (iii) files a registration statement under the Securities Act.

VII. NEGATIVE COVENANTS.

     Borrower shall not, until satisfaction in full of the Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and termination of this Agreement:

     7.1. Merger, Consolidation, Acquisition and Sale of Assets.

          (a) Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it, provided, however, any Subsidiary of the Borrower may be merged with and into the Borrower so long as the Borrower is the surviving entity and prior written notice is provided to the Agent.

          (b) Sell, lease, transfer or otherwise dispose of any of its properties or assets, except in the ordinary course of its business and except as provided in Section 4.3.

     7.2. Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter acquired, except Permitted Encumbrances.

     7.3. Guarantees. Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3, (b) guarantees made in the ordinary course of business up to an aggregate amount of $50,000, (c) the endorsement of checks in the ordinary course of business; and (d) guarantees of the obligations of the Borrower’s Subsidiaries up to the maximum aggregate amount of $50,000, so long as (A) such Subsidiary becomes a Guarantor for the Obligations and (B) Agent has a perfected first priority intent on either (i) all of the Subsidiary Stock of such Subsidiary, or (ii) substantially all of the assets of such Subsidiary.

     7.4. Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof, (e) Blonder Tongue Far East so long as the aggregate amount of such does not exceed $60,000 in any fiscal year, (f) any Subsidiary other than Blonder Tongue Far East provided however that the Borrower does not utilize Advances for such purchase or acquisition in any such Subsidiary, and (g) investments in Borrower’s stock repurchase and stock option repurchase; provided however that the aggregate amount of such investment will not exceed $500,000 in any fiscal year of Borrower and no Default and/or Event of Default exists at such time or would be caused by any such repurchase.

     7.5. Loans. Make advances, loans or extensions of credit to any Person, including without limitation, any Parent, Subsidiary or Affiliate except with respect to (a) the extension of commercial trade credit in connection with the sale of Inventory in the ordinary course of its business (b) loans to its employees in the ordinary course of business not to exceed the aggregate amount of $10,000 at any time outstanding (c) the existing advances, loans and extensions of credit set forth on Schedule 7.5 attached hereto; (d) loans and advances in or to any officer, director, employee or other person that is the holder of a stock option granted by the Borrower, the proceeds of which are used solely to enable such person to exercise any stock option, provided that (A) such loan or advance is repaid promptly following such person’s exercise of such stock option but in no event later than ten (10) business days after the making of such loan or advance.

     7.6. Dividends. Except otherwise permitted by Section 7.4 herein, declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock of Borrower.

     7.7. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (i) Indebtedness to Lenders; and (ii) Indebtedness existing on the Closing Date and set forth on Schedule 7.7 herein (including any extensions, renewals or refinancing thereof) provided that the principal amount thereof shall not be increased without the prior written consent of Agent (iii) Indebtedness permitted pursuant to Section 7.3 herein; and (iv) Indebtedness created pursuant to any Swap Agreement.

     7.8. Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary for and are to be used in its business as presently conducted.

     7.9. Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except transactions in the ordinary course of business, on an arm’s-length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate; provided however, that the Borrower may continue to transact business with Buffalo City Center Leasing, LLC substantially on the terms set forth in the existing contractual agreements.

     7.10. Leases. Enter as lessee into any lease arrangement for real or personal property (unless capitalized) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed $175,000 in any one fiscal year in the aggregate for Borrower.

     7.11. Subsidiaries.

          (a) Form any Subsidiary which is or is intended to be capitalized with more than or incur obligations in excess of $50,000 at any time, unless, promptly, but in any event within five (5) Business Days, following the formation and capitalization thereof, (A) at Agent’s sole discretion either such Subsidiary expressly becomes a Borrower and becomes jointly and severally liable for the obligations of the Borrower hereunder, under the Notes and under any other agreement between any Borrower and Agent, or such Subsidiary becomes a Guarantor for the Obligations and, among other things, executes a Guaranty in form and substance reasonably satisfactory to agent, in all cases with the grant in favor of Agent for the benefit of the Lenders, of a security interest in all assets of such newly formed Subsidiary (B) Agent shall have received all documents, including organizational documents and legal opinions it may reasonably require in connection therewith, (C) such Subsidiary grants first (1st) priority perfected Liens in its assets to Agent for the benefit of the Lenders, provided, however, to the extent such Subsidiary becomes a Borrower, none of such assets which become Collateral shall be included in the Formula Amount in accordance with the terms of this Agreement until such time as the Lender makes such determination in its sole reasonable discretion, and (D) the Borrower shall pledge all of the capital stock or other ownership in such Subsidiary owned by Borrower to Agent.

          (b) Enter into any partnership, joint venture or similar arrangement which is or is intended to be capitalized with more than or incur obligations in excess of $50,000 at any time.

     7.12. Fiscal Year and Accounting Changes. Change its fiscal year from December 31st or make any significant change (i) in accounting treatment and reporting practices except as required by GAAP or (ii) in tax reporting treatment except as required or permitted by law.

     7.13. Pledge of Credit. Now or hereafter pledge Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than Borrower’s business as conducted on the date of this Agreement.

     7.14. Amendment of Articles of Incorporation, By-Laws. Amend, modify or waive any material term or material provision of its Articles of Incorporation or By-Laws unless required by law.

     7.15. Compliance with ERISA. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in section 406 of ERISA and Section 4975 of the Code that could reasonably be expected to have a Material Adverse Effect, (iii) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of Borrower or any member of the Controlled Group or the imposition of a lien on the property of Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Agent of the occurrence of any Termination Event, (viii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other applicable laws in respect of any Plan, except to the extent that such failure to comply would not reasonably be expected to have a Material Adverse Effect, (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.

     7.16. Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness (other than to Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of Borrower.

     7.17. Anti-Terrorism Laws. Borrower shall neither, until satisfaction in full of the Obligations and termination of this Agreement, nor shall it permit any Affiliate or agent to:

         (a) Conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person.

         (b) Deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

         (c) Engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act or any other Anti-Terrorism Law. Borrower shall deliver to Lenders any certification or other evidence requested from time to time by any Lender in its Permitted Discretion, confirming Borrower’s compliance with this Section.

     7.18. Trading with the Enemy Act. Engage in any business or activity in violation of the Trading with the Enemy Act.

     7.19. Inactive Subsidiaries. Permit any of the Inactive Subsidiaries to become active entities or hold material assets, unless such entity promptly complies with the requirements set forth in Section 7.11(a) (A) through (D).

VIII. CONDITIONS PRECEDENT.

     8.1. Conditions to Initial Advances. The agreement of Lenders to make the initial Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by Agent, immediately prior to or concurrently with the making of such Advances, of the following conditions precedent:

          (a) Note. Agent shall have received the Note duly executed and delivered by an authorized officer of Borrower;

          (b) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

     (c) Corporate Proceedings of Borrower. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Board of Directors of Borrower authorizing (i) the execution, delivery and performance of this Agreement, the Note, the Mortgage, and any related agreements (collectively the “Documents”) and (ii) the granting by Borrower of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of Borrower as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

     (d) Incumbency Certificates of Borrower. Agent shall have received a certificate of the Secretary or an Assistant Secretary of Borrower, dated the Closing Date, as to the incumbency and signature of the officers of Borrower executing this Agreement, the Other Documents, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary;

     (e) Certificates. Agent shall have received a copy of the Certificate of Incorporation of Borrower and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation together with copies of the By-Laws of Borrower and all agreements of Borrower’s shareholders certified as accurate and complete by the Secretary of Borrower;

     (f) Good Standing Certificates. Agent shall have received good standing certificates for Borrower dated not more than 30 days prior to the Closing Date, issued by the Secretary of State or other appropriate official of Borrower’s jurisdiction of incorporation and each jurisdiction where the conduct of Borrower’s business activities or the ownership of its properties necessitates qualification;

     (g) Legal Opinion. Agent shall have received the executed legal opinion of Stradley, Ronon, Stevens & Young, LLP in form and substance satisfactory to Agent which shall cover such matters incident to the transactions contemplated by this Agreement, the Note, the Other Documents, and related agreements as Agent may reasonably require and Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

     (h) No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against Borrower or against the officers or directors of Borrower (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which is material or (B) which could reasonably be expected to have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to Borrower or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body. Agent shall have received a summary of all existing litigation regarding the Borrower;

     (i) Financial Condition Certificates. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit 8.1(k).

     (j) Collateral Examination. Agent shall have completed Collateral examinations and received appraisals, the results of which shall be satisfactory in form and substance to Lenders, of the Receivables, Inventory, General Intangibles, Real Property, Leasehold Interest and Equipment of Borrower and all books and records in connection therewith;

     (k) Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date hereunder, including, without limitation, pursuant to Article III hereof;

     (l) Financial Statements. Agent shall have received a copy of the Borrower’s most recent financial statements and federal and state income tax returns and income tax reports (if any), which shall be satisfactory in all respects to the Agent;

     (m) Searches. Agent shall have received UCC searches, Federal and State Litigation searches, Upper Court and Local Judgment searches, franchise tax searches, bankruptcy searches, Federal and State Tax Lien searches and any other Lien searches run against the names of the Borrower as well as any previous, alternate and fictitious names, and against the names of all entities which were acquired by or merged into the Borrower, or orders of applicable bankruptcy courts reflecting lien releases (as applicable), showing no existing security interests in or Liens on the Collateral other than Permitted Encumbrances and other Liens permitted by the Agent;

     (n) Intellectual Property. Agent shall have received a list of intellectual property of the Borrower including trademarks and trademark applications, patents and patent applications, copyrights and copyright applications, together with a search/abstract relating to the same;

     (o) Insurance. Agent shall have received in form and substance satisfactory to Agent, certified copies of Borrower’s casualty insurance policies, together with loss payable endorsements on Agent’s standard form of loss payee endorsement naming Agent as mortgagee and lender loss payee, and certified copies of Borrower’s liability insurance policies, together with endorsements naming Agent as an additional insured;

     (p) Title Insurance. Agent shall have received fully paid mortgagee title insurance policies (or binding commitments to issue title insurance policies, marked to Agent’s satisfaction to evidence the form of such policies to be delivered with respect to the Mortgage), in standard ALTA form, issued by a title insurance company satisfactory to Agent, each in an amount equal to not less than the fair market value of the Real Property subject to the Mortgage, insuring the Mortgage to create a valid Lien on the Real Property with no exceptions which Agent shall not have approved in writing and no survey exceptions;

     (q) Environmental Reports. Agent shall have received all environmental studies and reports prepared by independent environmental engineering firms with respect to all Real Property owned or leased by Borrower;

     (r) Payment Instructions. Agent shall have received written instructions from Borrower directing the application of proceeds of the initial Advances made pursuant to this Agreement;

     (s) Blocked Accounts. Agent shall have received duly executed agreements establishing the Blocked Accounts or Depository Accounts with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral;

     (t) Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;

     (u) No Material Adverse Change. (i) since December 31, 2007, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;

     (v) Leasehold Agreements. Agent shall have received landlord, mortgagee or warehouseman agreements satisfactory to Agent with respect to all premises leased by Borrower at which Inventory and books and records are located, if applicable;

     (w) Mortgage Documents. Agent shall have received in form and substance satisfactory to Lenders for the Mortgaged Premises (i) an executed Mortgage, Assignment of Rents, Leases and Profits and Environmental Indemnity Agreement, (ii) affidavit of title, (iii)a copy of the most recent survey of the Mortgaged Premises with a survey affidavit of no change acceptable to the title company, (iv) appraisal in form, substance and amount satisfactory to the Agent, and (v) flood hazard certification (life of the loan) and flood insurance, if necessary;

     (x) Fictitious, Assumed or Alternate Names. Agent shall have received certified copies of any fictitious, assumed or alternate names of the Borrower;

     (y) Other Documents. Agent shall have received the executed Other Documents, all in form and substance satisfactory to Agent;

     (z) Contract Review. Agent shall have received copies of all material contracts of Borrower including, without limitation, leases, union contracts, labor contracts, vendor supply contracts, management agreements, option agreements, warrant agreements, royalty agreements, member agreements, purchase agreements, warranty agreements, employment agreements, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all reasonable respects to Agent;

     (aa) Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer of Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the Other Documents are true and correct on and as of such date, (ii) Borrower is on such date in compliance with all the terms and provisions set forth in this Agreement and the Other Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

          (bb) Operating Accounts. Agent shall have received evidence that the Borrower has established and is maintaining demand depository accounts with the Agent;

          (cc) Background and Credit History. Agent shall have received personal background and credit history of all members of senior management of the Borrower;

          (dd) Business History Investigation. Agent shall have received business history investigation with regard to the Borrower, all in compliance with Section 326 of the USA Patriot Act;

          (ee) Borrowing Base. Agent shall have received a Borrowing Base Certificate from Borrower evidencing that the Borrower will have a minimum aggregate Undrawn Availability of at least $500,000 at closing (after all fees and expenses);

          (gg) Notes Payable. Agent shall have received copies of all promissory notes payable by Borrower to shareholders/officers/related parties/affiliates, if any;

          (hh) Field Audit. Agent shall complete an asset based field audit to its satisfaction as well as a valuation of the Borrowers’ machinery and equipment, both to the satisfaction of the Agent;

          (ii) Review of Records. Agent shall have reviewed to its satisfaction all of Borrower’s books and records; and

          (jj) Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.

     8.2. Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including, without limitation, the initial Advance), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

          (a) Representations and Warranties. Each of the representations and warranties made by Borrower in or pursuant to this Agreement and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date;

          (b) No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

     (c) Maximum Advances. In the case of any Advances requested to be made, after giving effect thereto, the aggregate Advances shall not exceed the maximum amount of Advances permitted under Section 2.1 hereof.

     Each request for an Advance by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

IX. INFORMATION AS TO BORROWERS.

     Borrower shall, until satisfaction in full of the Obligations and the termination of this Agreement:

     9.1. Disclosure of Material Matters. Immediately upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral including, without limitation, Borrower’s reclamation or repossession of, or the return to Borrower of, a material amount of goods or material claims or material disputes asserted by any Customer or other obligor.

     9.2. Schedules. Deliver to Agent on or before the fifteenth (15th) day of each calendar month as and for the prior calendar month (a) accounts receivable agings and collections inclusive of reconciliations to the general ledger, (b) accounts payable agings and schedules inclusive of reconciliations to the general ledger, (c) Inventory reports and backlog reports, (d) sales assignment schedules and (e) a borrowing base certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement). In addition, Borrower will deliver to Agent at such intervals as Agent may require: (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including, without limitation, trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by Borrower and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

     9.3. Environmental Reports. Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with a certificate signed by the President of Borrower stating, to the best of his knowledge, that Borrower is in compliance in all material respects with all federal, state and local laws relating to environmental protection and control and occupational safety and health. To the extent Borrower is not in compliance with the foregoing laws, the certificate shall set forth with specificity all areas of non-compliance and the proposed action Borrower will implement in order to achieve full compliance.

     9.4. Litigation. Promptly notify Agent in writing of any litigation, suit or administrative proceeding affecting Borrower, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which in any such case could reasonably be expected to have a Material Adverse Effect.

     9.5. Material Occurrences. Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of Borrower as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject Borrower to a tax imposed by Section 4971 of the Code; (d) each and every default by Borrower which would reasonably be expected to result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of Borrower which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrower propose to take with respect thereto.

     9.6. Government Receivables. Notify Agent immediately if any of its Receivables arise out of contracts between Borrower and the United States, any state, or any department, agency or instrumentality of any of them.

     9.7. Annual Financial Statements. Furnish Agent within one hundred and five (105) days after the end of each fiscal year of Borrower, consolidated financial statements of Borrower including, but not limited to, statements of operations and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by Marcum & Kliegman LLP or such other independent certified public accounting firm selected by Borrower and satisfactory to Agent (the “Accountants”. In addition, the reports shall be accompanied by a certificate of Borrower’s Chief Financial Officer which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such event, and such certificate shall have appended thereto calculations which set forth Borrower’s compliance with the requirements or restrictions imposed by Sections 6.5, 6.6, 6.7, 6.8 and 7.10 hereof.

     9.8. Quarterly Financial Statements. Furnish Agent within sixty (60) days after the end of each fiscal quarter, an unaudited consolidated balance sheet of Borrower and unaudited statements of operations and stockholders’ equity and cash flow of Borrower reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared by management on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to Borrower’s business. The reports shall be accompanied by a certificate signed by the Chief Financial Officer of Borrower, which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrower’s compliance with the requirements or restrictions imposed by Sections 6.5, 6.6, 6.7, 6.8 and 7.10 hereof.

     9.9. Other Reports. Furnish Agent as soon as available, but in any event within ten (10) days after the filing thereof, with copies of such financial statements and proxy statements, reports and returns as Borrower shall file with the SEC.

     9.10. Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Note have been complied with by Borrower including, without limitation and without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of Borrower’s opening of any new office or place of business or Borrower’s closing of any existing office or place of business, and (c) promptly upon Borrower’s learning thereof, notice of any labor dispute to which Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which Borrower is a party or by which Borrower is bound.

     9.11. Projected Operating Budget. Furnish Agent, no later than forty five (45) days after the beginning of each fiscal year commencing with fiscal year 2009, a quarter by quarter projected operating budget and cash flow of Borrower for such fiscal year (including an income statement for each fiscal quarter and a balance sheet as at the end of the last fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

     9.12. Variances From Operating Budget. Furnish Agent, concurrently with the delivery of the financial statements referred to in Section 9.7 and each monthly report, a written report summarizing all material variances from budgets submitted by Borrower pursuant to Section 9.11 and a discussion and analysis by management with respect to such variances.

     9.13. Notice of Suits, Adverse Events. Furnish Agent with prompt notice of (i) any lapse or other termination of any Consent issued to Borrower by any Governmental Body or any other Person that is material to the operation of Borrower’s business, (ii) any refusal by any Governmental Body or any other Person to renew or extend any such Consent that is material to the operation of Borrower’s business; and (iii) copies of any periodic or special reports filed by Borrower with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of Borrower, or if copies thereof are requested by Lender, and (iv) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to Borrower.

     9.14. ERISA Notices and Requests. Furnish Agent with immediate written notice in the event that (i) Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred that could reasonably be expected to cause a Material Adverse Effect together with a written statement describing such transaction and the action which Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (ix) Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

     9.15. Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

     9.16. Tax Returns. Furnish Agent within ten (10) days of filing, complete copies of the federal and state income tax returns of the Borrower, each of which shall be signed and certified by the Borrower to be true and complete copies of such returns, provided, further, however, in the event that an extension is filed with regard to any such income tax returns, the Borrower shall provide to the Agent a copy of such extension within ten (10) days of the filing thereof;

X. EVENTS OF DEFAULT.

     The occurrence of any one or more of the following events shall constitute an “Event of Default”:

     10.1. failure by Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any Other Document;

     10.2. any representation or warranty made or deemed made by Borrower in this Agreement or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

     10.3. failure by Borrower to (i) furnish financial information when due or when requested which is unremedied for a period of fifteen (15) days, or (ii) permit the inspection of its books or records;

     10.4. issuance of a notice of Lien, levy, assessment, injunction or attachment against a material portion of Borrower’s property which is not stayed or lifted within forty five (45) days;

     10.5. except as otherwise provided for in Sections 10.1 and 10.3, failure or neglect of Borrower to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any other agreement or arrangement, now or hereafter entered into between Borrower and Agent or any Lender except for a failure or neglect of Borrower to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.9, 6.1, 6.3, 6.4, 9.4 or 9.6 hereof which is cured within 30 days from the occurrence of such failure or neglect;

     10.6. any judgment or judgments are rendered or judgment liens filed against Borrower for an aggregate amount in excess of $50,000 which within thirty (30) days of such rendering or filing is not either satisfied, stayed or discharged of record;

     10.7. Borrower shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

     10.8. Borrower shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

     10.9. any Affiliate or any Subsidiary of Borrower, or any Guarantor, shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within forty five (45) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

     10.10. any change in Borrower’s condition or affairs (financial or otherwise) which in Agent’s reasonable opinion has a Material Adverse Effect;

     10.11. any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest;

     10.12. a default of the obligations of Borrower under any other agreement to which it is a party shall occur which adversely affects its condition, affairs or prospects (financial or otherwise) which default is not cured within any applicable grace period;

     10.13. termination or breach of any Guaranty or similar agreement executed and delivered to Agent in connection with the Obligations of Borrower, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or similar agreement;

     10.14. any Change of Control shall occur;

     10.15. any material provision of this Agreement shall, for any reason, cease to be valid and binding on Borrower, or Borrower shall so claim in writing to Agent;

     10.16. (i) any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent trademark or tradename of Borrower, the non- continuation of which would have a Material Adverse Effect, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent, the non-continuation of which would have a Material Adverse Effect, and such proceedings shall not be dismissed or discharged within sixty (60) days, or (c) schedule or conduct a hearing on the renewal of any such license, permit, trademark, tradename or patent, the non- continuation of which would have a Material Adverse Effect, necessary for the continuation of Borrower’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; (ii) any agreement which is necessary or material to the operation of Borrower’s business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect;

     10.17. any portion of the Collateral having a value in excess of $50,000 shall be seized or taken by a Governmental Body, or Borrower or the title and rights of Borrower or any Original Owner which is the owner of any material portion of the Collateral shall have become the subject matter of litigation which might, in the reasonable opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Documents;

     10.18. the operations of Borrower are interrupted at any time for more than three (3) consecutive Business Days, unless Borrower shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive three month period immediately preceding the initial date of interruption and (ii) receive such proceeds in the amount described in clause (i) preceding not later than thirty (30) days following the initial date of any such interruption; provided, however, that notwithstanding the foregoing, (A) an Event of Default shall be deemed to have occurred if Borrower shall be receiving the proceeds of business interruption insurance for a period of more than thirty (30) consecutive days and (B) Borrower is permitted to voluntarily interrupt its manufacturing facility for up to fifteen (15) Business Days (excluding holidays published by Borrower) in any fiscal year so long as (a) no such interruption continues for more than five (5) consecutive Business Days (excluding holidays published by Borrower), (b) no Default and/or Event of Default exists or would be caused by any such interruption(s), and (c) no more than five (5) Business Days of interruption (excluding holidays published by Borrower) shall occur in any twenty-day period;

     10.19. an event or condition specified in Sections 7.15 or 9.14 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, Borrower or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which, in the reasonable judgment of Agent, would have a Material Adverse Effect; or

     10.20. any default by the Borrower (or any of its Affiliates) under any Swap Agreement.

XI. LENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.

     11.1. Rights and Remedies. Upon the occurrence of (i) an Event of Default pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; and, (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured), at the option of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances and (iii) a filing of a petition against Borrower in any involuntary case under any state or federal bankruptcy laws, the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over Borrower. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all other rights and remedies provided for herein, under the Uniform Commercial Code and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of Borrower’s premises or other premises without legal process and without incurring liability to Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrower to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrower reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrower at least five (5) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by Borrower. In connection with the exercise of the foregoing remedies, Agent is granted permission to use all of Borrower’s (a) trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with Inventory for the purpose of disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The proceeds realized from the sale of any Collateral shall be applied in the order set forth in Section 11.5 hereof. If any deficiency shall arise, Borrower shall remain liable to Agent and Lenders therefor.

     11.2. Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder.

     11.3. Setoff. The Borrower hereby grants to the Agent on behalf of the Lenders a lien, security interest and a right of setoff as security for all liabilities and Obligations to the Lenders, whether now existing or hereafter arising, upon and against all deposits, credits, Collateral and property, now or hereafter in the possession, custody, safekeeping or control of any Lender or any entity under the control of any Lender, or in transit to any of them. At any time, without demand or notice, the Agent on behalf of the Lenders may set off the same or any part thereof and apply the same to any liability or Obligation of the Borrower even though unmatured and regardless of the adequacy of any other Collateral securing the Loan. ANY AND ALL RIGHTS TO REQUIRE THE AGENT ON BEHALF OF THE LENDERS TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. The Agent on behalf of the Lenders shall not be required to marshal any present or future security for, or guarantees of, the Obligations or to resort to any such security or guarantee in any particular order and the Borrower and any Guarantor waive, to the fullest extent that it lawfully can, (a) any right they might have to require the Agent on behalf of the Lenders to pursue any particular remedy before proceeding against them and (b) any right to the benefit of, or to direct the application of the proceeds of any Collateral until the Obligations are paid in full.

     11.4. Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

     11.5. Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Agent on account of the Obligations or any other amounts outstanding under any of the Other Documents or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

     FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of the Agent in connection with enforcing its rights and the rights of the Lenders under this Agreement and the Other Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of this Document;

     SECOND, to payment of any fees owed to the Agent;

     THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under this Agreement and the Other Documents or otherwise with respect to the Obligations owing to such Lender;

     FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest;

     FIFTH, to the payment of the outstanding principal amount of the Obligations (including the payment or cash collateralization of any outstanding Letters of Credit);

     SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Other Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above;

     SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances held by such Lender bears to the aggregate then outstanding Advances) of amounts available to be applied pursuant to clauses “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Agent in a cash collateral account and applied (A) first, to reimburse the issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FIFTH” and “SIXTH” above in the manner provided in this Section 11.5.

XII. WAIVERS AND JUDICIAL PROCEEDINGS.

     12.1. Waiver of Notice. Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

     12.2. Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

     12.3. Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

XIII. EFFECTIVE DATE AND TERMINATION.

     13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until the Termination Date (the “Term”) unless sooner terminated as herein provided. Borrower may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations. In the event the Obligations are prepaid in full prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrower shall pay to Agent for the benefit of Lenders an early termination fee in an amount equal to the greater (y) one percent (1.00%) of the Maximum Loan Amount if the Early Termination Date occurs on or after the Closing Date to and including the date immediately preceding the first anniversary of the Closing Date, and (z) one quarter of one percent (.25%) of the Maximum Loan Amount if the Early Termination Date occurs on or after the first anniversary of the Closing Date to and including the date immediately preceding the second anniversary of the Closing Date. Any prepayment will not affect the Borrower’s obligations to continue to make payments under any Swap Agreement, which will remain in full force and effect notwithstanding any such prepayment.

     13.2. Termination. The termination of the Agreement shall not affect Borrower’s, Agent’s or any Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted). The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower’s Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of Borrower (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) have been paid or performed in full after the termination of this Agreement or Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, Borrower waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) are paid or performed in full.

XIV. REGARDING AGENT.

     14.1. Appointment. Each Lender hereby designates Sovereign to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 3.3), charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including without limitation, collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which exposes Agent to liability or which is contrary to this Agreement or the Other Documents or applicable law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

     14.2. Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct, or (ii) responsible in any manner for any recitals, statements, representations or warranties made by Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of Borrower. The duties of Agent as respects the Advances to Borrower shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

     14.3. Lack of Reliance on Agent and Resignation. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Borrower in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of Borrower. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any Other Document, or of the financial condition of Borrower, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Note, the Other Documents or the financial condition of Borrower, or the existence of any Event of Default or any Default.

     Agent may resign on sixty (60) days’ written notice to each of Lenders and Borrower and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrower.

     Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent’s resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

     14.4. Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

     14.5. Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

     14.6. Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrower referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

     14.7. Indemnification. To the extent Agent is not reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct.

     14.8. Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

     14.9. Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.11. 9.12 and 9.16 from Borrower pursuant to the terms of this Agreement, Agent will promptly furnish such documents and information to Lenders.

     14.10. Borrower’s Undertaking to Agent. Without prejudice to its obligations to Lenders under the other provisions of this Agreement, Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

     14.11. No Reliance on Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower, its Affiliates or its agents, this Agreement, the Other Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any record-keeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

     14.12. Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.

XV. MISCELLANEOUS.

     15.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applied to contracts to be performed wholly within the State of New Jersey. Any judicial proceeding brought by or against Borrower with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New Jersey, United States of America, and, by execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at its address set forth in Section 15.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Borrower waives the right to remove any judicial proceeding brought against Borrower in any state court to any federal court. Any judicial proceeding by Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of Middlesex, State of New Jersey.

     15.2. Entire Understanding. (a) This Agreement and the documents executed concurrently herewith contain the entire understanding between Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Borrower’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

          (b) The Required Lenders, Agent with the consent in writing of the Required Lenders, and Borrower may, subject to the provisions of this Section 15.2 (b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrower, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrower thereunder or the conditions, provisions or terms thereof of waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders: (i) increase the Commitment Percentage, the maximum dollar commitment of any Lender or the Maximum Revolving Advance Amount.

               (ii) extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrower to Lenders pursuant to this Agreement.

               (iii) alter the definition of the term Required Lenders or alter, amend or modify this Section 15.2(b) .

               (iv) release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $100,000.

(v) change the rights and duties of Agent.

               (vi) permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than sixty (60) consecutive Business Days or exceed one hundred and ten percent (110%) of the Formula Amount.

              (vii) increase the Advance Rates above the Advance Rates in effect on the Closing Date.

             (viii) release any Guarantor.

Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrower, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrower, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.

     In the event that Agent requests the consent of a Lender pursuant to this Section 15.2 and such Lender shall not respond or reply to Agent in writing within five (5) days of delivery of such request, such Lender shall be deemed to have consented to the matter that was the subject of the request. In the event that Agent requests the consent of a Lender pursuant to this Section 15.2 and such consent is denied, then Sovereign may, at its option, require such Lender to assign its interest in the Advances to Sovereign or to another Lender or to any other Person designated by the Agent (the “Designated Lender”), for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrower. In the event Sovereign elects to require any Lender to assign its interest to Sovereign or to the Designated Lender, Sovereign will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to Sovereign or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Sovereign or the Designated Lender, as appropriate, and Agent.

     Notwithstanding (a) the existence of a Default or an Event of Default, (b) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or (c) any other provision of this Agreement, Agent may at its discretion and without the consent of the Required Lenders, voluntarily permit the outstanding Revolving Advances at any time to exceed the Formula Amount by up to ten percent (10%) of the Formula Amount for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”). If Agent is willing in its sole and absolute discretion to make such Out-of-Formula Loans, such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances consisting of Domestic Rate Loans; provided that, if Lenders do make Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) . For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables” or “Eligible Inventory”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances to exceed the Formula Amount by more than ten percent (10%), Agent shall use its efforts to have Borrower decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.

     In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 15.2, the Agent is hereby authorized by Borrower and the Lenders, from time to time in the Agent’s sole discretion, (A) after the occurrence and during the continuation of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Revolving Advances to Borrower on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement; provided, that at any time after giving effect to any such Revolving Advances the outstanding Revolving Advances do not exceed one hundred and ten percent (110%) of the Formula Amount.

     Notwithstanding anything to the contrary herein, the Agent (and not any other Lender) shall have the sole, exclusive and absolute right, exercisable at any time, to declare a Default and/or an Event of Default due to the Borrower’s failure to comply with any provision set forth in Section 9 of this Agreement.

     15.3. Successors and Assigns; Participations; New Lenders.

          (a) This Agreement shall be binding upon and inure to the benefit of Borrower, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

          (b) Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a “Transferee”). Any Lender may furnish any information concerning the Borrower in its possession from time to time to any prospective Transferee provide that such Lender shall require such prospective Transferee to maintain the confidentiality of such information. Each Transferee may exercise all rights of payment (including without limitation rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Transferee were the direct holder thereof provided that Borrower shall not be required to pay to any Transferee more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Transferee had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Transferee. Borrower hereby grants to any Transferee a continuing security interest in any deposits, moneys or other property actually or constructively held by such Transferee as security for the Transferee’s interest in the Advances.

     (c) Any Lender may, with the consent of Agent which shall not be unreasonably withheld or delayed and without the consent of the Borrower and/or any Guarantor, sell, assign, endorse or transfer all or any part of its rights under this Agreement and the Other Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a “Assignee”), in minimum amounts of not less than $1,000,000, pursuant to a Commitment Transfer Supplement, executed by a Assignee, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Assignee thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Assignee and the resulting adjustment of the Commitment Percentages arising from the purchase by such Assignee of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrower hereby consents to the addition of such Assignee and the resulting adjustment of the Commitment Percentages arising from the purchase by such Assignee of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrower shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

     (d) Agent shall maintain at its address a copy of each Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Assignee upon the effective date of each transfer or assignment to such Assignee.

     (e) Borrower authorizes each Lender to disclose to any Transferee or Assignee and any prospective Transferee or Assignee any and all financial information in such Lender’s possession concerning Borrower which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of Borrower.

     15.4. Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

     15.5. Indemnity. Borrower shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against Agent or any Lender in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of the party being indemnified.

     15.6. Notice. Any notice or request hereunder may be given to Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 15.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Loan Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 15.6) in accordance with this Section 15.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 15.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 15.6. Any Notice shall be effective:

          (a) In the case of hand-delivery, when delivered;

          (b) If given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

          (c) In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);

          (d) In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

          (e) In the case of electronic transmission, when actually received;

          (f) In the case of a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 15.6; and

          (g) If given by any other means (including by overnight courier), when actually received.

     Any Lender giving a Notice to Borrower shall concurrently send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of its receipt of such Notice.

                          (A) If to Agent or Sovereign at:

                                           Sovereign Business Capital,
                                           a division of Sovereign Bank
                                           101 Wood Avenue South, Sixth Floor
                                           Iselin, New Jersey 08830
                                          Attention: Robert D. Wainright, Senior Vice President
                                          Telephone: (732) 321-2307
                                          Facsimile: (732) 321-2310

                             with a copy to:

                                           Wilentz, Goldman & Spitzer
                                            90 Woodbridge Center Drive
                                           Woodbridge, New Jersey 07095
                                           Attention: Stuart A. Hoberman, Esq.
                                           Telephone: (732) 855-6052
                                           Telecopier: (732) 855-6117

                 (B) If to a Lender other than Agent, as specified on the signature pages hereof

                 (C) If to Borrower:

                                           Blonder Tongue Laboratories, Inc.
                                          1 Jake Brown Road Old Bridge, New Jersey 08857
                                          Attention: Robert J. Pallé, Jr., President and
                                          Eric Skolnik, Chief Financial Officer
                                          Telephone: 732-679-4000
                                          Facsimile: 732-679-3259

with a copy to: Stradley, Ronon, Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103 Attention: Gary P. Scharmett, Esquire Telephone: 215-564-8046 Telecopier: 215-564-8120

     15.7. Survival. The obligations of Borrower under Sections 2.2(f), 3.6, 3.7, 3.8, 4.19(h), 14.7 and 15.5 shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.

     15.8. Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

     15.9. Expenses. All costs and expenses including, without limitation, reasonable attorneys’ fees (including the allocated costs of in house counsel) and disbursements incurred by Agent on its behalf or on behalf of Lenders and Lenders (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with Borrower, or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and all related agreements, may be charged to Borrower’s Account and shall be part of the Obligations.

     15.10. Injunctive Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

     15.11. Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to Borrower for consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

     15.12. Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

     15.13. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

     15.14. Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

     15.15. Confidentiality; Sharing Information. (a) Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees and Assignees, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by applicable law or court order, Agent, each Lender and each Transferee shall use its best efforts prior to disclosure thereof, to notify Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.

          (b) Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and Borrower hereby authorizes each Lender to share any information delivered to such Lender by Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 15.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of the Loan Agreement.

     15.16. Publicity. Borrower and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrower, Agent and Lenders, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its Permitted Discretion deem appropriate, subject to any applicable SEC laws and rules that relate to the Borrower and may prohibit any such announcements.

     15.17. Right To Transfer Collateral. The Agent on behalf of the Lenders may transfer Collateral into its name or that of its nominee and may receive the income and any distributions thereon and hold the same as Collateral for the Obligations, or apply the same to any defaulted Obligation whether or not a Default or an Event of Default has occurred.

     15.18. Federal Reserve. The Agent on behalf of the Lenders may at any time pledge, endorse, assign, or transfer all or any portion of its rights under this Agreement and the Other Documents including any portion of the Notes to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act. 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release the Lenders from their obligations under this Agreement and/or any of the Other Documents.

     15.19. Replacement Documents. Upon receipt of an affidavit of an officer of the Agent as to the loss, theft, destruction or mutilation of this Agreement and/or any Other Document and/or any other security document(s) which is not of public record and, in the case of any such destruction or mutilation, the Borrower will issue, in lieu thereof, a replacement of such document with the same terms and conditions, in the same principal amount thereof and otherwise of like tenor.

     15.20. Certifications From Banks and Participants; US PATRIOT Act. Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

Each of the parties has signed this Agreement as of the day and year first above written.

ATTEST:                                                                 BLONDER TONGUE LABORATORIES, INC.

   /s/ Eric Skolnik                                                     By:     /s/ Robert J. Palle, Jr.
Name: ERIC SKOLNIK                                                Name: ROBERT J. PALLÉ, JR.
Title: Assistant Secretary                                               Title: President

                                                                                  SOVEREIGN BUSINESS CAPITAL,
                                                                                  a division of Sovereign Bank,
                                                                                  a federal savings bank, as Lender and as Agent

                                                                                  By:      /s/ Robert D. Wainright
                                                                                       Name: ROBERT D. WAINRIGHT
                                                                                       Title: Senior Vice President

                                                                                  Commitment Percentage: 100%

List of Exhibits and Schedules

Exhibits
Exhibit 2.1(a)	Revolving Credit Note

Exhibit 2.4	Term Note

Exhibit 8.1(k)	Financial Condition Certificate

Exhibit 15.3	Commitment Transfer Supplement

Schedules
Schedule 1.2	Permitted Encumbrances
Schedule 4.5	Equipment and Inventory Locations
Schedule 4.19	Real Property
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.7	Environmental
Schedule 5.8(b)	Litigation
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 7.3	Guarantees
Schedule 7.5	Loans and Advances
Schedule 7.7	Indebtedness